                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                               ROCK-TENN COMPANY,

                     ROCK-TENN PACKAGING AND PAPERBOARD, LLC

                                       AND

                          GULF STATES PAPER CORPORATION
                             GSPC ENTERPRISES, INC.
                            GULF STATES-TEXAS, L.L.C.
                             GULF STATES-TEXAS, L.P.

                              AS OF APRIL 27, 2005

                                TABLE OF CONTENTS

                                                                                                              Page
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
ARTICLE I.      PURCHASE AND SALE.........................................................................      1

     Section 1.1.    Agreement to Purchase and Sell.......................................................      1
     Section 1.2.    Included Assets......................................................................      2
     Section 1.3.    Excluded Assets......................................................................      4
     Section 1.4.    Assumption of Assumed Liabilities....................................................      5
     Section 1.5.    Excluded Liabilities.................................................................      6
     Section 1.6.    Assets Owned By Affiliates...........................................................      7
     Section 1.7.    Designation of Buyer Affiliates......................................................      7

ARTICLE II.     PURCHASE PRICE............................................................................      7

     Section 2.1.    Purchase Price.......................................................................      7
     Section 2.2.    Payment of Purchase Price............................................................      7
     Section 2.3.    Adjustment of Purchase Price.........................................................      9
     Section 2.4.    Physical Inventory...................................................................     10
     Section 2.5.    Sales and Transfer Taxes and Fees; Reporting and Payment;
            Other Closing Costs and Expenses..............................................................     10
     Section 2.6.    Proration of Ad Valorem Taxes and Other Expenses.....................................     11
     Section 2.7.    Certain Assignments..................................................................     11
     Section 2.8.    Accounts Receivable..................................................................     12
     Section 2.9.    Pre-Closing Capital Expenditures.....................................................     13

ARTICLE III.    REPRESENTATIONS AND WARRANTIES OF SELLER..................................................     13

     Section 3.1.    Organization.........................................................................     13
     Section 3.2.    Authorization........................................................................     13
     Section 3.3.    Absence of Restrictions and Conflicts................................................     14
     Section 3.4.    Subsidiaries; Joint Venture..........................................................     15
     Section 3.5.    Ownership of Assets and Related Matters..............................................     15
     Section 3.6.    Financial Statements.................................................................     20
     Section 3.7.    No Undisclosed Liabilities...........................................................     20
     Section 3.8.    Absence of Certain Changes...........................................................     21
     Section 3.9.    Legal Proceedings....................................................................     22
     Section 3.10.   Compliance with Law..................................................................     22
     Section 3.11.   Contracts............................................................................     23
     Section 3.12.   Tax Returns; Taxes...................................................................     24
     Section 3.13.   Employees............................................................................     25
     Section 3.14.   Employee Benefit Plans...............................................................     26
     Section 3.15.   Labor Relations......................................................................     28
     Section 3.16.   Insurance............................................................................     29
     Section 3.17.   Environmental, Health and Safety Matters.............................................     29

     Section 3.18.   Patents, Trademarks, Trade Names.....................................................     32
     Section 3.19.   Transactions with Associates.........................................................     32
     Section 3.20.   Customer and Supplier Relations......................................................     33
     Section 3.21.   Brokers, Finders and Investment Bankers..............................................     33
     Section 3.22.   Product Warranties and Liability.....................................................     34
     Section 3.23.   Rebates..............................................................................     34

ARTICLE IV.     REPRESENTATIONS AND WARRANTIES OF BUYER...................................................     35

     Section 4.1.    Organization.........................................................................     35
     Section 4.2.    Authorization........................................................................     35
     Section 4.3.    Absence of Restrictions and Conflicts................................................     35
     Section 4.4.    Brokers and Finders..................................................................     36
     Section 4.5.    Litigation...........................................................................     36

ARTICLE V.      CERTAIN COVENANTS AND AGREEMENTS..........................................................     36

     Section 5.1.    Conduct of Business by Seller........................................................     36
     Section 5.2.    Inspection and Access to Information.................................................     39
     Section 5.3.    No Solicitation; Acquisition Proposals...............................................     40
     Section 5.4.    Reasonable Efforts; Further Assurances; Cooperation..................................     40
     Section 5.5.    Public Announcements.................................................................     42
     Section 5.6.    Real Property Title Reports..........................................................     42
     Section 5.7.    Casualty.............................................................................     42
     Section 5.8.    Condemnation.........................................................................     43
     Section 5.9.    HSR Filings..........................................................................     43
     Section 5.10.   Bulk Sales Waiver....................................................................     44
     Section 5.11.   Notification of Changes..............................................................     44
     Section 5.12.   Transition Services Agreement........................................................     44
     Section 5.13.   Litigation Support...................................................................     44
     Section 5.14.   Handling of Excluded Assets..........................................................     44
     Section 5.15.   Seller JV Tax Matter.................................................................     45
     Section 5.16.   SEC Financial Statements.............................................................     45
     Section 5.17.   Chip Supply Agreement................................................................     46
     Section 5.18.   Customer and Supplier Visits.........................................................     46
     Section 5.19.   Release of Obligations and Replacement Arrangements..................................     46
     Section 5.20.   Excluded Mill Property...............................................................     47
     Section 5.21.   Net Worth and Sale Agreement.........................................................     48
     Section 5.22.   Release of Encumbrances..............................................................     48
     Section 5.23.   Option Agreement.....................................................................     48
     Section 5.24.   Maplesville Agreement................................................................     48
     Section 5.25.   Headquarters Lease...................................................................     49

ARTICLE VI.     EMPLOYEES AND EMPLOYEE BENEFIT PLANS......................................................     49

     Section 6.1.    Employment of Seller's Employees.....................................................     49
     Section 6.2.    Welfare and Fringe Benefit Plans.....................................................     50

     Section 6.3.    Workers' Compensation; Disability....................................................     51
     Section 6.4.    Employment Taxes; Filing Requirements................................................     51
     Section 6.5.    Access to Records....................................................................     51
     Section 6.6.    401(k) Plan..........................................................................     52
     Section 6.7.    Pension Plan for Business Employees, Labor Agreement.................................     52
     Section 6.8.    Post-Retirement Life Insurance Benefits..............................................     53
     Section 6.9.    WARN Act.............................................................................     53
     Section 6.10.   Deferred Compensation Plans..........................................................     53

ARTICLE VII.    CONFIDENTIAL INFORMATION AND TRADE SECRETS................................................     54

     Section 7.1.    Definitions..........................................................................     54
     Section 7.2.    Trade Secrets........................................................................     54
     Section 7.3.    Confidential Information.............................................................     54
     Section 7.4.    Severability.........................................................................     55
     Section 7.5.    Injunctive Relief....................................................................     55

ARTICLE VIII.   CONDITIONS................................................................................     55

     Section 8.1.    Conditions to Each Party's Obligations...............................................     55
     Section 8.2.    Conditions to Obligations of Buyer...................................................     56
     Section 8.3.    Conditions to Obligations of Seller..................................................     56

ARTICLE IX.     CLOSING...................................................................................     57

     Section 9.1.    The Closing..........................................................................     57
     Section 9.2.    Documents to be Delivered by Seller..................................................     57
     Section 9.3.    Documents to be Delivered by Buyer...................................................     59

ARTICLE X.      INDEMNIFICATION...........................................................................     59

     Section 10.1.   Indemnification Obligations of Seller................................................     59
     Section 10.2.   Indemnification Obligations of the Buyer Parties.....................................     60
     Section 10.3.   Indemnification Procedure............................................................     61
     Section 10.4.   Claims Period........................................................................     63
     Section 10.5.   Indemnification Basket and Cap.......................................................     63
     Section 10.6.   Indemnification Limits...............................................................     64
     Section 10.7.   Other Matters........................................................................     66
     Section 10.8.   Treatment of Indemnification Payments................................................     67
     Section 10.9.   No Waiver............................................................................     67

ARTICLE XI.     TERMINATION...............................................................................     68

     Section 11.1.   Termination..........................................................................     68
     Section 11.2.   Effect of Termination................................................................     69
     Section 11.3.   Termination Fee......................................................................     69

ARTICLE XII.    MISCELLANEOUS PROVISIONS..................................................................     70

Section 12.1.   Notices..............................................................................     70
Section 12.2.   Amendment............................................................................     71
Section 12.3.   Extension; Waiver....................................................................     71
Section 12.4.   Exhibits; Schedules; Entire Agreement................................................     71
Section 12.5.   Assignment; Successors in Interest; Joint and Several................................     72
Section 12.6.   Number; Gender.......................................................................     72
Section 12.7.   Captions.............................................................................     72
Section 12.8.   Controlling Law......................................................................     72
Section 12.9.   Seller Knowledge.....................................................................     72
Section 12.10.  Severability.........................................................................     72
Section 12.11.  Facsimile Signature; Counterparts....................................................     72
Section 12.12.  Third-Party Beneficiaries............................................................     73
Section 12.13.  No Presumption Against Drafter.......................................................     73
Section 12.14.  Consent to Jurisdiction, Etc.........................................................     73

EXHIBITS

Exhibit A       Transition Services Agreement
Exhibit B       Chip Supply Agreement
Exhibit C       Option Agreement
Exhibit D       Maplesville Agreement
Exhibit E       Headquarters Lease
Exhibit F       Rooster Bridge Lease
Exhibit G       Seller Opinion

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of April 27, 2005, by and between ROCK-TENN COMPANY, a Georgia corporation ("Buyer Parent"), ROCK-TENN PACKAGING AND PAPERBOARD, LLC, a Georgia limited liability company and a wholly-owned indirect subsidiary of Buyer Parent ("Buyer," and together with Buyer Parent, the "Buyer Parties"), and GULF STATES PAPER CORPORATION, a Delaware corporation ("Seller Parent"), GSPC ENTERPRISES, INC., a Delaware corporation, and a wholly-owned subsidiary of Seller Parent ("Seller Sub I"), GULF STATES-TEXAS, L.L.C., a Delaware limited liability company, whose member interests are wholly owned by Seller Sub I ("Seller Sub II"), GULF STATES-TEXAS, L.P., a Delaware limited partnership, whose partners are Seller Sub I and Seller Sub II ("Seller Sub III") (Seller Parent, Seller Sub I, Seller Sub II and Seller Sub III are collectively, and individually where the context so requires or permits, referred to as "Seller").

                              W I T N E S S E T H:

      WHEREAS, Seller is engaged, among other things, in the production and sale of paperboard and packaging; and

      WHEREAS, Seller wishes to sell its Pulp and Paperboard Division, Paperboard Packaging Division, Resolution Packaging operations and Livingston Box operations (collectively, the "Business") and its joint venture interest (the "Seller JV Interest") in GSD Packaging, L.L.C., a Delaware limited liability company ("Seller JV"), including, without limitation, all of the assets used or held for use in connection with the Business as described herein and Buyer desires to purchase the Business and the Seller JV Interest, all subject to the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I.

                                PURCHASE AND SALE

      Section 1.1. AGREEMENT TO PURCHASE AND SELL. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined) and except for the Excluded Assets (as hereinafter defined), Seller shall grant, sell, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, all right, title and interest of Seller in and to (a) the Business, (b) the Seller JV Interest and (c) all of the assets, properties and rights of Seller, of every kind and description, real, personal and mixed, tangible and intangible, wherever situated and used or held for use in connection with the Business (which Business, Seller JV Interest, assets, properties and rights are hereinafter more particularly defined collectively as the "Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except Permitted Encumbrances (as hereinafter defined) and Assumed Liabilities (as hereinafter defined).

      Section 1.2. INCLUDED ASSETS. Except as otherwise expressly set forth in
Section 1.3 hereof, the Assets shall include, without limitation, the following assets, properties and rights of Seller as of the Closing Date (as hereinafter defined):

                  (a) all accounts receivable, notes receivable and related instruments, prepaid expenses, deposits, sureties, advances, and credits of the Business;

                  (b) all inventories, including finished products, work-in-process, raw materials, spare parts, replacement parts, component parts, stores and supplies, office supplies and other inventory items of the Business including, without limitation, such inventory (i) located on the Seller Real Property (as hereinafter defined), and (ii) located in the warehouse facility owned by Seller in Maplesville, Alabama (the "Maplesville Facility") (collectively, the "Inventory");

                  (c) all apparatus, machinery, equipment, business machines, computers, vehicles, furniture, fixtures, tools, dies, molds, parts, rolling stock, and other tangible personal property of the Business (together with the Inventory, collectively, the "Tangible Personal Property");

                  (d) unless not assigned pursuant to Section 2.7(b), all right, title and interest of Seller in (i) the Material Contracts (as hereinafter defined) of Seller identified on Schedule 1.2(d) and (ii) all contracts (other than Material Contracts, whether written or oral) of the Business in the ordinary course, including, without limitation, all purchase orders, and contracts with customers and suppliers (collectively, the "Assumed Contracts");

                  (e) all real property identified as "Fee Parcels" on Schedule 1.2(e) (the "Fee Parcels") and Seller Sub I's leasehold estate in the real property located in Demopolis, Alabama and identified as "Leasehold Parcels" on
Schedule 1.2(e) (the "IDB Leasehold Parcel") pursuant to the applicable leases described on Schedule 1.2(e) (the "IDB Leases") and the other "Leasehold Parcels" described on Schedule 1.2(e) (together with the IDB Leasehold Parcel, the "Leasehold Parcels"), including, without limitation, all easements and other rights appurtenant to the Fee Parcels and the Leasehold Parcels, and including, without limitation, all buildings, structures, fixtures and improvements located on the Fee Parcels and the Leasehold Parcels, but expressly excluding the "Excluded Mill Property" as defined in Section 5.20 (collectively, the Fee Parcels, the Leasehold Parcels and such improvements (but excluding the Excluded Mill Property), the "Seller Real Property");

                  (f) all goodwill, customer lists, patents, copyrights, software, technical documentation, inventories, know-how, designs, shop and royalty rights, trade secrets, trademarks, servicemarks, website addresses, brand names and UPC codes, and trade names (and all registrations and rights thereto and applications therefor, including all rights under contracts granting any right, title, license or privilege under the intellectual property rights of any third party), of the Business, including, without limitation, those set forth on Schedule 1.2(f);

                  (g) except as provided in Section 1.3(d), all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Seller with respect to any Asset or the ownership, use, function or value of any Asset or otherwise relating to the Business, whether arising by way of direct claim, counterclaim or otherwise;

                  (h) except as provided in Section 1.3(e), all guarantees, warranties, indemnities and similar rights in favor of Seller with respect to any Asset or any Assumed Liability, and all proceeds under insurance policies with respect to any Asset or any Assumed Liability (except to the extent such proceeds constitute a reimbursement of Seller for amounts expended by Seller in repairing or replacing any Asset);

                  (i) except as provided in Section 1.3(f), all permits, licenses, approvals, authorizations, or similar rights of the Business including, without limitation, those set forth on Schedule 1.2(i);

                  (j) all other tangible and intangible assets of any kind or description of the Business, wherever located;

                  (k) all information, files, correspondence, records, data, plans, contracts and recorded knowledge, wherever located, and whether in hard copy, electronic or other form, including, without limitation, all customer, supplier and vendor information, accounting books and records, property records, production records, engineering records, environmental records, purchasing and sale records, personnel and payroll records, medical, dental and 401(k) records (including, but not limited to, current operational and administrative information relating thereto and the individual participant's and dependent's participation and experience therein) technical information, marketing and advertising materials and information, data, operating and maintenance manuals, credit data, marketing information, correspondence, invoices, forms, and warranty information, of the Business; provided, however, that (i) Seller may retain copies of any of the foregoing if necessary to comply with applicable law or necessary in connection with the preparation of tax returns or financial statements or in connection with the rights and obligations of Seller hereunder, provided that Seller's retention of such copies shall be subject to Article VII hereof and (ii) to the extent any of the foregoing relates primarily, but not solely, to the Business or the Assets, Seller may omit, redact or otherwise keep confidential any part of such information that relates solely to matters other than the Business or the Assets;

                  (l) the Seller JV Interest;

                  (m) the IDB bonds related to the IDB Leasehold Parcel (the "Bonds"); and

                  (n) the assets listed on Schedule 1.2(n).

For purposes of this Agreement, "Affiliates" shall mean with respect to any party, a party, person or entity that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party, where "control", "controlled by" and "under common control with" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such party, whether through the ownership of voting securities, by voting trust, contract or similar arrangement, as trustee or executor, or otherwise.

      Section 1.3. EXCLUDED ASSETS. Notwithstanding anything to the contrary set forth herein, the Assets shall not include the following assets, properties and rights of Seller as of the Closing Date (collectively, the "Excluded Assets"):

                  (a) the purchase timber tracts set forth on Schedule 1.3(a);

                  (b) all cash of the Business;

                  (c) all assets, properties or rights of Seller with respect to which each of the following are true: (i) not used or held for use exclusively in connection with the Business that are described on Schedule 1.3(c), (ii) not carried on the books of the Business and (iii) not located on the Real Property;

                  (d) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Seller with respect to any Excluded Asset or to the extent involving any Excluded Liability or as otherwise as set forth on Schedule 1.3(d);

                  (e) all guarantees, warranties, indemnities and similar rights in favor of Seller with respect to any other Excluded Asset or to the extent involving any Excluded Liability that are available to or are being pursued by Seller based on events, occurrences or conditions occurring or existing prior to Closing, whether first asserted before or after the Closing Date;

                  (f) subject to Section 2.7(b), all permits, licenses, approvals, authorizations, or similar rights of the Business that by their terms are not assignable to Buyer;

                  (g) all rights to refunds of Taxes (as hereinafter defined)
(i) imposed upon and paid by Seller or its Affiliates or (ii) paid by Seller and arising out of or relating to the Assets or the Business with respect to taxable periods, or portions thereof, ending prior to the Closing Date (except for any such refund that is included in the determination of Net Working Capital in the Final Working Capital Schedule);

                  (h) the tradename `Gulf States Paper Corporation' and all derivatives thereof;

                  (i) Seller's equity in and rights with respect to the "On Point" joint venture;

                  (j) any contracts, agreements or instruments between the Business and Seller or any of Seller's Affiliates, other than Seller JV Leases and other contracts, agreements or instruments described in Schedule 1.3(j);

                  (k) that certain recovery boiler and other assets held for sale described on Schedule 1.3(k);

                  (l) any assets and contracts listed on Schedule 1.3(l);

                  (m) the Maplesville Facility;

                  (n) the rights that accrue to Seller under this Agreement and the Ancillary Agreements (hereinafter defined);

                  (o) (i) any letters of credit, surety bonds, guarantees and performance bonds listed on Schedule 1.3(o);

                  (p) the Excluded Mill Property; and

                  (q) all insurance policies and all proceeds thereunder (except as set forth in Section 1.2(h)).

      Section 1.4. ASSUMPTION OF ASSUMED LIABILITIES. Except as expressly provided in this Section 1.4, notwithstanding anything to the contrary contained in this Agreement, and regardless of whether such liability is disclosed in this Agreement, or on any Schedule or Exhibit hereto, the Buyer Parties shall not assume, agree to pay, perform and discharge, bear the economic burden of or in any way be responsible for any debts, liabilities or obligations of Seller (whether known or unknown, accrued or unaccrued, fixed or contingent), or any of Seller's Affiliates, of any kind or nature whatsoever, arising out of, relating to, resulting from, or caused by any transaction, status, event, condition, occurrence or situation relating to, arising out of or in connection with the Business or otherwise. As the sole exception to the foregoing, effective as of the Closing Date, Buyer shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of Seller existing as of the Closing Date arising out of the conduct of the Business prior to the Closing Date (collectively, the "Assumed Liabilities"):

                  (a) obligations of Seller under Assumed Contracts (including, without limitation, obligations under the Labor Agreement) to the extent such obligations arise or relate to periods after the Closing, are not required to be performed prior to the Closing, do not arise or result from any breach or default under such Assumed Contracts prior to the Closing and are disclosed on the face of such Assumed Contracts;

                  (b) Current Liabilities (as hereinafter defined) relating to the operation of the Business, but only to the extent such liabilities are included in the determination of Net Working Capital in the Final Working Capital Schedule (as determined in accordance with Section 2.2(a)); except that
(i) liabilities and obligations of Seller JV included in Current Liabilities shall not be Assumed Liabilities (but sixty percent (60%) of the current liabilities of the Seller JV shall be included in determining Net Working Capital pursuant to Sections 2.2 and 2.3) and shall remain liabilities or obligations of Seller JV after the Closing; and (ii) Assumed Liabilities shall not include any reserves included in the Current Liabilities, but such reserves shall be included in determining Net Working Capital pursuant to Sections 2.2 and 2.3. Seller will serve as paying agent for the Buyer as to all accounts payable of the Business, and Buyer will assume all such accounts payable and will advance funds to Seller to fund accounts payable payments as such payments become due.

                  (c) obligations of Seller set forth on Schedule 1.4(c); and

                  (d) the IDB Leases.

      Section 1.5. EXCLUDED LIABILITIES. Notwithstanding any other provision of this Agreement, Buyer will not assume any, and Seller shall have responsibility for and shall satisfy, all of the liabilities and obligations of Seller which are not assumed by Buyer hereunder pursuant to Section 1.4 of this Agreement (collectively, the "Excluded Liabilities"). The Excluded Liabilities shall include, without limitation, the following:

                  (a) all liabilities relating to the Excluded Assets;

                  (b) all bank or other long-term liabilities of Seller or its Affiliates whether or not related to the Business, other than (i) the IDB Leases and (ii) the long-term liabilities assumed by Buyer as described in Section 1.4(c);

                  (c) any liability or obligation of Seller relating to or arising from the breach of, default under or failure to comply with, at any time on or prior to the Closing Date, any Assumed Contract or the failure to timely pay or perform any other liability or obligation at any time on or prior to the Closing Date;

                  (d) any liability or obligation under Seller's Plans, except with respect to Assumed Liabilities described in Sections 1.4(b) and 1.4(c) hereof;

                  (e) except with respect to Assumed Liabilities described in Sections 1.4(b) and 1.4(c), all liabilities and obligations with respect to any claim, demand, damage, injury, death, action, suit, arbitration, inquiry, proceeding, dispute, or investigation, alleged, asserted or otherwise, regardless of whether any filing with or any action has been brought of any nature, civil, criminal, regulatory, or otherwise, in law or in equity (collectively, the "Actions") by or before any Authority (as hereinafter defined) and based on events, occurrences or conditions occurring or existing prior to Closing, whether first asserted before or after the Closing Date, at law, in equity or otherwise, including without limitation any such matters relating to any of Seller's employees, suppliers, contractors/subcontractors or customers of the Business;

                  (f) except with respect to Assumed Liabilities described in
Section 1.4(b) or as otherwise provided in Section 2.5 or 2.6, all liabilities for Taxes (as hereinafter defined) (i) imposed upon Seller or its Affiliates or
(ii) arising out of or relating to the Business or the Assets with respect to taxable periods, or portions thereof, ending prior to the Closing Date;

                  (g) except as otherwise provided in this Agreement, any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of Seller or any of its Affiliates;

                  (h) except with respect to Assumed Liabilities described in Sections 1.4(b) and 1.4(c), any workers' compensation or employment claims relating to the Business arising from the operation of the Business prior to the Closing (whether asserted prior to or after the Closing);

                  (i) except with respect to Assumed Liabilities described in
Section 1.4(b) or on Schedule 1.5(i), any liabilities or obligations owed by the Business to Seller or any of its Affiliates;

                  (j) except with respect to Assumed Liabilities described in Sections 1.4(b) and 1.4(c), any liabilities or obligations to any of Seller's employees or former employees for or relating to periods prior to the Closing Date;

                  (k) any Excluded Current Liability (hereinafter defined); and

                  (l) all liabilities and obligations of Seller and its Affiliates not relating to the operation of the Business.

All liabilities or obligations of Seller JV shall remain liabilities or obligations of Seller JV after the Closing.

      Section 1.6. ASSETS OWNED BY AFFILIATES. To the extent that any Assets are owned by any Affiliate of Seller (other than the assets of Seller JV reflected on the Financial Statements), Seller shall cause such Affiliate to transfer such Assets to Buyer on or before the Closing Date.

      Section 1.7. DESIGNATION OF BUYER AFFILIATES. The Buyer Parties may designate one or more Affiliates to acquire at the Closing all or part of the Assets or to assume all or part of the Assumed Liabilities; provided, however, that the Buyer Parties shall remain jointly and severally liable to Seller for the Assumed Liabilities and all of their other obligations under this Agreement.

                                  ARTICLE II.

                                 PURCHASE PRICE

      Section 2.1. PURCHASE PRICE. Subject to adjustment pursuant to Section 2.2, the aggregate amount of cash consideration to be paid for the Business and the Assets (the "Purchase Price") shall be (w) Five Hundred Forty Million Dollars ($540,000,000), plus (x) the Pre-Closing Capital Expenditures (hereinafter defined), minus (y) the AR Bad Debt Reserve (hereinafter defined) to the extent that Buyer has elected to reduce the Purchase Price by such amount pursuant to Section 2.8(b) minus (z) $18,982 (which amount has been calculated as provided in Schedule 2.1).

      Section 2.2. Payment of Purchase Price.

                  (a) Prior to the Closing, Seller and Buyer shall agree upon the estimated Working Capital Deficit or Working Capital Surplus, as the case may be. For purposes of this Agreement, the term "Working Capital Deficit" shall mean the amount by which the Net Working Capital is less than Eighty-Three Million, Eight Hundred Eighty-Five Thousand Dollars ($83,885,000) (the "Target Working Capital") and the term "Working Capital Surplus" shall mean the amount by which the Net Working Capital exceeds the Target Working Capital. Seller represents that the Target Working Capital has been determined in accordance with the calculations set forth on Schedule 2.2(a) attached hereto, which calculations are based upon the relevant accounts of Seller and Seller JV as of October 31, 2004 and in accordance with Seller's divisional accounting policies and principles described on Schedule 2.2(a) (the "Divisional Accounting Policies") applied consistently with past practices. Buyer and Seller agree that the determination of the amount of Net Working Capital as described in Section 2.2(a) shall be calculated in the same manner as the Target Working Capital as shown on Schedule 2.2(a), including adjustments set forth therein, and in accordance with the Divisional Accounting Policies applied consistently with past practices. For purposes of this Agreement, the term "Net Working Capital" shall mean an amount equal to the Current Assets (hereinafter defined) on the Closing Date, minus the Current Liabilities (hereinafter defined) on the Closing Date. For purposes of this Agreement, "Current Assets" shall mean all current assets of the Business and 60% of the current assets of Seller JV as described on Schedule 2.2(a) hereto, other than the Excluded Assets. "Current Liabilities" shall mean the current liabilities of the Business and 60% of the current liabilities of Seller JV as described on Schedule 2.2(a) hereto other than the Excluded Liabilities and shall include 50% of the Demopolis maintenance outage reserve (100% of the weekly accrual of which is $90,000) for the Combined Business for the period commencing on January 3, 2005 and ending on the Closing Date; provided, however, that Buyer may elect not to assume any current liability by giving written notice to Seller prior to Closing specifying the current liability which Buyer elects not to assume (the "Excluded Current Liability"), in which case such Excluded Current Liability shall not be an Assumed Liability for any purposes including for the purpose of the determination of Net Working Capital in the Final Working Capital Schedule. In the event Buyer and Seller are unable to reach agreement regarding the estimated amount of the Working Capital Deficit or the Working Capital Surplus, as the case may be, the estimated amount of the Working Capital Deficit or the Working Capital Surplus, as the case may be, shall be the arithmetical average of the amounts reasonably estimated in good faith by Buyer and Seller.

                  (b) On the Closing Date, Buyer shall pay or cause to be paid to Seller an amount equal to the Purchase Price minus the estimated Working Capital Deficit, if any, determined in accordance with Section 2.2(a), or plus the estimated Working Capital Surplus, if any, determined in accordance with
Section 2.2(a).

                  (c) Within five (5) business days following the determination of the Final Working Capital Schedule (hereinafter defined) in accordance with
Section 2.3:

                        (1) If there is a Working Capital Deficit, then Seller shall pay to Buyer an amount equal to the Working Capital Deficit minus the amount subtracted from the Purchase Price with respect to an estimated Working Capital Deficit, if any, determined in accordance with Section 2.2(a) or plus the amount added to the Purchase Price with respect to an estimated Working Capital Surplus, if any, determined in accordance with Section 2.2(a). Notwithstanding the foregoing, in the event the estimated Working Capital Deficit determined in accordance with Section 2.2(a) exceeds the Working Capital Deficit, Buyer shall pay Seller an amount equal to the excess of the estimated Working Capital Deficit determined in accordance with Section 2.2(a) over the Working Capital Deficit. If a dispute exists between the parties regarding the amount of the Working Capital Deficit, the party owing payment shall pay to the other party the uncontested amount at the time the dispute is submitted to the Arbitrator (as hereinafter defined) for determination pursuant to Section 2.3(c).

                        (2) In the event there is a Working Capital Surplus, then Buyer shall pay to Seller an amount equal to the Working Capital Surplus minus the amount added to the Purchase Price with respect to an estimated Working Capital Surplus, if any, determined in accordance with Section 2.2(a) or plus the amount subtracted from the Purchase Price with respect to an estimated Working Capital Deficit, if any, determined in accordance with Section 2.2(a). Notwithstanding the foregoing, in the event the estimated Working Capital Surplus determined in accordance with Section 2.2(a) exceeds the Working Capital Surplus, Seller shall pay to Buyer an amount equal to the excess of the estimated Working Capital Surplus determined in accordance with Section 2.2(a) over the Working Capital Surplus. If a dispute exists between the parties regarding the amount of Working Capital Surplus, the party owing payment shall pay to the other party the uncontested amount at the time the dispute is submitted to the Arbitrator for determination pursuant to Section 2.3(c).

                        (3) Any payment made pursuant to this Section 2.2(c) shall include simple interest from the Closing Date through the date of such payment at a per annum rate equal to the Federal Funds Rate plus 100 basis points on the Closing Date (the "Agreed Rate") .

                  (d) All payments required under this Section 2.2 or any other provision hereof shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the recipient.

      Section 2.3. ADJUSTMENT OF PURCHASE PRICE.

                  (a) As soon as practicable, but in any event within sixty (60) days after the Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Buyer a statement of the Net Working Capital (the "Preliminary Working Capital Schedule"). Such statement shall be prepared in accordance with the Divisional Accounting Policies consistently applied.

                  (b) Buyer shall have sixty (60) days following receipt of the Preliminary Working Capital Schedule during which to notify Seller in writing of any dispute of any item contained in the Preliminary Working Capital Schedule, which notice shall set forth in reasonable detail the basis for such dispute. In the event Buyer does not notify Seller in writing of any such dispute within such 60-day period, the Preliminary Working Capital Schedule shall be deemed to be the "Final Working Capital Schedule." In the event that Buyer does notify Seller of a dispute within such 60-day period, Buyer and Seller shall cooperate in good faith to resolve such dispute as promptly as possible, and if such dispute is resolved, the Final Working Capital Schedule shall be prepared in accordance with the agreement of Buyer and Seller with respect thereto.

                  (c) In the event Buyer and Seller are unable to resolve any dispute regarding the Preliminary Working Capital Schedule within fifteen (15) days following notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by Deloitte or a nationally recognized accounting firm selected by Buyer and Seller (such identified accounting firm or, if applicable, the firm so selected, the "Arbitrator"). Such resolution shall be final and binding on the parties. The Arbitrator shall be instructed to use commercially reasonable efforts to complete its work within thirty (30) days following its engagement. Each of Seller and Buyer shall pay one-half of the expenses of the Arbitrator.

                  (d) Seller, Buyer and their respective accountants and other representatives shall fully cooperate with the other in the preparation and review of the Preliminary Working Capital Schedule including, without limitation, by providing access to accountant's work papers relevant to the Preliminary Working Capital Schedule, as well as the books and records related thereto.

      Section 2.4. PHYSICAL INVENTORY. For purposes of calculating the Net Working Capital, the identification and valuation of the Inventory purchased by Buyer hereunder and the inventory of Seller JV shall be determined based upon a physical inventory jointly conducted by Buyer and Seller on or before the Closing Date; provided, however, that the value of the Inventory set forth on the books of the Business as of the Closing Date and the inventory of Seller JV shall only be adjusted for (a) any quantity discrepancies and (b) any adjustments necessary to conform the value of Inventory to the Divisional Accounting Policies. If in connection with determining the Net Working Capital, Buyer determines in good faith that the inventory value of any inventory should be adjusted downward to conform to the Divisional Accounting Policies, then Seller shall have the option to exclude the affected Inventory not yet sold by Buyer from the Assets by written notice to Seller prior to calculation of the Net Working Capital, and promptly following such notice, such Inventory will be transferred back to Seller and shall not be included in the Net Working Capital included on the Final Working Capital Schedule and thereafter not included in the definition of "Inventory" hereunder (any inventory so excluded being referred to as "Excluded Inventory"). At Seller's request, Buyer shall use commercially reasonable efforts to sell any Excluded Inventory in the ordinary course of business for up to 120 days after the Closing Date and shall pay over to Seller the net proceeds of any such sale actually collected by Buyer, less customer discounts and freight charges or any other amounts paid or payable by Buyer with respect thereto, and as to any unsold Excluded Inventory, Buyer shall make Excluded Inventory available to Seller, at Seller's expense, at the expiration of the 120-day period; provided, however, that Buyer shall have no liability to Seller if such Excluded Inventory is not sold or is sold at a discount with the prior written consent of Seller.

      Section 2.5. SALES AND TRANSFER TAXES AND FEES; REPORTING AND PAYMENT; OTHER CLOSING COSTS AND EXPENSES. Seller and Buyer shall each pay when due one half of any and all transfer, documentary, sales, use, stamp, registration, and other such Taxes, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, and Seller shall, at its own expense, timely file all necessary Tax Returns (as defined in Section 3.12(b)) and other documentation with respect to all such Taxes, fees, and charges. Buyer will pay all costs and expenses incurred by Buyer in connection with any title insurance examinations or title policy premiums, surveys, environmental assessments, and all other diligence conducted by Buyer in connection herewith. Buyer and Seller shall each pay one-half of the filing fee to be paid in connection with the filings to be made pursuant to Section 5.9 to comply with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). All other costs and expenses shall be borne by the party incurring such costs or expenses.

      Section 2.6. PRORATION OF AD VALOREM TAXES AND OTHER EXPENSES.

                  (a) All ad valorem Taxes levied with respect to all Real Property and all personal property constituting the Assets and any portion thereof for the year in which the Closing occurs shall be prorated per diem as of the Closing Date, with Seller responsible for all Taxes applicable to the period prior to the Closing Date and with Buyer responsible for all Taxes applicable to the period on and after the Closing Date. The portion of such Taxes applicable to the period prior to the Closing Date shall be included as accrued liabilities of the Business for purposes of determining the Net Working Capital on the Preliminary Working Capital Schedule and the Final Working Capital Schedule and to the extent so included shall be paid when due by Buyer. If the amount of any such Taxes is not known as of the Closing Date, such Taxes shall be prorated based on the Tax bills for the immediately preceding year, and the parties will, on a post-closing basis, reprorate such Taxes once the actual Taxes are known, and shall remit to each other any amounts owed, which obligation shall survive the Closing hereunder. Seller shall, prior to the Closing Date, pay all assessments and ad valorem Taxes levied with respect to the Assets due and payable for all periods prior to the Closing Date.

                  (b) All other expenses of the Business that are incurred for a period that relate to a period before or after the Closing Date and of the type where benefit is received by both Buyer and Seller shall be prorated on a daily basis between Seller and Buyer as of the Closing Date, and the portion relating to the periods prior to the Closing Date shall be included as accrued liabilities of the Business for purposes of determining the Net Working Capital on the Preliminary Working Capital Schedule and the Final Working Capital Schedule. Seller agrees that all expenses, charges, bills, or trade accounts maintained or incurred by Seller or its agents in connection with the management or operation of the Business or otherwise accrued for the period prior to the Closing Date that are not Assumed Liabilities will be paid in full by Seller in a timely manner; provided, however, that all such expenses, charges, bills, or trade accounts that have accrued but have not been billed as of the Closing Date, that are not Assumed Liabilities, will be paid in full by Seller at the time Seller receives the bills. Without limiting the generality of the foregoing, the following items will be adjusted as of the Closing Date:

                        (1) rent (excluding rents due under the IDB Leases, which match the interest payments on the Bonds) and other charges payable under leases for any leased real property or leased personal property and all service charges under the IDB Leases;

                        (2) water and utility charges and sanitary sewer Taxes;

                        (3) charges under service, management or other agreements, if any, that remain in effect after the Closing Date and are expressly assumed by Buyer; and

                        (4) other operating expenses not covered by any of the above subparagraphs.

      Section 2.7. CERTAIN ASSIGNMENTS.

                  (a) Buyer and Seller shall use commercially reasonable efforts to obtain each consent necessary to assign any Asset, including the Assumed Contracts, to Buyer, and Buyer and Seller shall use commercially reasonable efforts to obtain all requisite consents under the IDB Leases in order to assign the IDB Leases to Buyer.

                  (b) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any governmental approval, instrument, contract, lease, Permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party or Authority (as hereinafter defined) would constitute a breach or violation thereof or affect adversely the right of Buyer or Seller thereunder; and any transfer or assignment to Buyer by Seller of any interest under any such instrument, contract, lease, Permit or other agreement or arrangement that requires the consent of a third party or Authority shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller and Buyer shall continue to use all commercially reasonable efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and Seller will cooperate with Buyer in any lawful or economically feasible arrangement to provide that Buyer shall receive the interest of Seller in the benefits under any such instrument, contract, lease, Permit or other agreement or arrangement, including, without limitation, performance by Seller as agent, if economically feasible; provided that if Buyer shall receive the interest of Seller in the benefits under any such instrument, contract, lease, Permit or other agreement or arrangement prior to such time as consent or approval has been obtained, Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor hereunder if such consent or approval had been obtained. Notwithstanding the foregoing, if any consent or approval has not been obtained as of the Closing with respect to any instrument, contract, lease, Permit or other agreement or arrangement of the Combined Business, then, at Buyer's request, Seller shall transfer and assign to Buyer such instrument, contract, lease, Permit or other agreement or arrangement with a disclaimer of any warranties with respect to such assignment.

      Section 2.8. ACCOUNTS RECEIVABLE.

                  (a) Prior to the Closing Date, Seller agrees to review its accounts receivable and to write off long delinquent accounts and other accounts of doubtful collectability.

                  (b) Prior to the Closing Date, Buyer agrees to notify Seller in writing that it elects one of the following, which election shall be binding on the parties:

                        (1) at the Closing, the Purchase Price shall be reduced by an amount equal to the bad debt reserve for accounts receivables determined in accordance with the methodology for establishing bad debt reserves reflected in the Carve Out Audited Financial Statements (the "AR Bad Debt Reserve"); or

                        (2) if accounts receivable outstanding at the Closing included in the Net Working Capital on the Final Working Capital Schedule are not collected within one year after the Closing Date, then Seller Parent will pay to Buyer the gross book value of such uncollected accounts receivable in excess of One Million Dollars ($1,000,000) and Buyer will promptly transfer back to Seller such uncollected accounts receivable.

      Section 2.9. PRE-CLOSING CAPITAL EXPENDITURES. In the event that Seller proposes after the date hereof and prior to the Closing Date to make any new discretionary, non-maintenance capital expenditures with respect to the Business that individually or in the aggregate exceed $100,000, Seller will promptly provide written notice to Buyer containing a description of the purpose for any such capital expenditure, the estimated amount of any such capital expenditure and such other information as Buyer may reasonably request. Buyer shall notify Seller in writing as promptly as practicable after receipt of such notice whether or not Buyer approves any such proposed capital expenditure by Seller. If Buyer disagrees with Seller with regard to the need for any such capital expenditure, the amount of any such capital expenditure or any other issue relating to such capital expenditure, Buyer shall promptly notify Seller, and the parties shall promptly discuss any such disagreement and attempt in good faith to reach a mutual agreement with respect to the proposed capital expenditure. If the parties reach a mutual agreement with respect to any such proposed capital expenditure, Seller shall make the approved capital expenditures in accordance with the agreement of the parties and shall deliver to Buyer immediately prior to Closing a statement of all expenditures actually made by Seller in connection with such capital expenditures approved by Buyer, and the amount of such approved capital expenditures actually paid by Seller in excess of $100,000 shown on such statement (the "Pre-Closing Capital Expenditures") shall be added to the Purchase Price in accordance with Section
2.1. In the event that the project in respect of any such approved capital expenditures is not completed on or before the Closing Date, Buyer shall assume all obligations of Seller with respect to any remaining costs of such approved capital expenditure as of Closing and such costs shall be Assumed Liabilities hereunder.

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to the Buyer Parties as follows:

      Section 3.1. ORGANIZATION. Each of Seller Parent and Seller Sub I is a corporation duly organized, each of Seller Sub II and Seller JV is a limited liability company duly formed, Seller Sub III is a limited partnership duly formed, and each of Seller and Seller JV is validly existing and in good standing under the laws of Delaware and has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now being conducted, including, without limitation, the Business. Each of Seller and Seller JV is duly qualified to transact business and is in good standing as a foreign corporation or foreign limited liability company or foreign limited partnership in each jurisdiction where the character of its activities requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. Each of Seller and Seller JV has heretofore made available to Buyer true, correct and complete copies of its certificates of incorporation, certificates of formation, bylaws and operating or partnership agreements in effect as of the date hereof.

      Section 3.2. AUTHORIZATION. Each Seller has the full power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated hereby and the consummation hereof at Closing (collectively, the "Seller Ancillary Documents") and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Ancillary Documents by each Seller and the performance by each Seller of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate or other action on the part of each Seller. The board of directors, the stockholders, the partners and the members of each Seller have approved the execution, delivery and performance of this Agreement and the Seller Ancillary Documents and the transactions contemplated hereby and thereby. This Agreement has been, and the applicable Seller Ancillary Documents will be as of the Closing Date, duly executed and delivered by each Seller and assuming the due and valid authorization, execution and delivery thereof by the other parties thereto, do or will, as the case may be, constitute the valid and binding agreements of such Seller, enforceable against such Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws (as defined herein) affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

      Section 3.3. ABSENCE OF RESTRICTIONS AND CONFLICTS. Except as set forth in
Schedule 3.3, the execution, delivery and performance of this Agreement and the Seller Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Seller Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Seller Ancillary Documents do not or will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of any certificate of incorporation, certificates of formation, bylaws or operating or partnership agreements of Seller or Seller JV, (b) any Assumed Contract, (c) any contract or agreement to which Seller JV is a party, including, without limitation, the Seller JV Leases (as hereinafter defined), (d) any judgment, decree or order of any Authority to which Seller or Seller JV is a party or by which Seller, Seller JV or any of the Assets or the assets of Seller JV is bound or (e) any Law applicable to Seller, Seller JV or their respective businesses, excluding from the foregoing clauses (d) and (e) such conflicts, losses of benefits or accelerations (i) that are not material to the Combined Business or (ii) that become applicable as a result of the lines of business in which Buyer is engaged (to the extent different from the Combined Business) or as a result of any acts or omissions by Buyer (other than actions required or contemplated by this Agreement). Except as set forth on Schedule 3.3 hereof, no consent or approval is required for the transfer or assignment of any Assumed Contract to Buyer. Except for (i) compliance with the applicable requirements of the HSR Act and
(ii) consents required under IDB Leases, no consent, approval, order or authorization of, or registration, declaration or filing with, any Authority with respect to Seller or Seller JV is required in connection with the execution, delivery or performance of this Agreement or the Seller Ancillary Documents by Seller or the consummation of the transactions contemplated by this Agreement or the Seller Ancillary Documents by Seller, excluding those consents, approvals, orders, authorizations, registrations or declarations (i) that are not material to the Combined Business or (ii) that become applicable as a result of the line of business in which Buyer is engaged (to the extent different from the Combined Business) or as a result of any acts or omissions by Buyer (other than actions required or contemplated by this Agreement).

      Section 3.4. SUBSIDIARIES; JOINT VENTURE. Seller Parent owns 100% of the issued and outstanding equity of Seller Sub I and no other Person has any right, title or interest in or to Seller Sub I. Seller Sub I owns 100% of the issued and outstanding equity of Seller Sub II and no other Person has any right, title or interest in or to Seller Sub II. Seller Sub I and Seller Sub II own all of the partnership interests in Seller Sub III, and no other Person has any right, title or interest in Seller Sub III. Schedule 3.4 sets forth each of the owners of Seller JV and their respective equity interests and no other person has any right, title or interest in or the Seller JV. Other than the Seller JV Interest and the wholly-owned subsidiaries of Seller Parent listed on Schedule 3.4, Seller does not own, directly or indirectly, any capital stock or any other equity or debt securities of any corporation, firm, partnership, limited liability company, joint venture, association or other entity that owns any portion of the Business or any of Assets or any other assets or property utilized in or necessary to the operation of the Business or the Assets. Seller has delivered to Buyer a true and correct copy of the Limited Liability Company Agreement of GSD Packaging, LLC dated as of August 31, 1998, as amended by (i) that certain First Amendment to Limited Liability Company Agreement of GSD Packaging, LLC effective as of October 1, 1999, (ii) that certain Second Amendment to Limited Liability Company Agreement of GSD Packaging, LLC effective December 30, 2001, and (iii) that certain Third Amendment to Limited Liability Company Agreement of GSD Packaging, LLC effective March 3, 2002 (as amended, the "JV Agreement") and the JV Agreement is in full force and effect. Except for the amendments set forth in the preceding sentence, the JV Agreement has not been amended, modified or otherwise revised. The representations and warranties of Seller set forth in the JV Agreement were true and correct in all material respects when made and Seller has performed its covenants and agreements set forth in the JV Agreement in all material respects that are required to be performed prior to the date hereof.

        Section 3.5.      OWNERSHIP OF ASSETS AND RELATED MATTERS.

                  (a) REAL PROPERTY.

                        (1) Schedule 3.5(a) sets forth the street addresses of and true, correct and complete legal descriptions of (a) the Seller Real Property, which includes the Columbus, Georgia and Hazelton, Pennsylvania Fee Parcels that are owned by Seller Parent and leased to Seller JV (the "Seller JV Leased Parcels") pursuant to the leases (the "Seller JV Leases") described on
Schedule 3.5(a), and (b) the real property, the easements, and appurtenances thereto, and all buildings, structures, fixtures and improvements located thereon owned by Seller JV (the "Seller JV Fee Parcel") (the items described in
(a) through (b) are collectively referred to as the "Real Property"). Except for the Real Property, there is no other real property or improvements that are used in connection with the operation of the Business other than Seller's corporate headquarters in Tuscaloosa, Alabama ("Seller's Corporate Offices") and other than as set forth on Schedule 3.5(a). Seller has good, marketable and insurable fee simple title to the Fee Parcels, and a valid, enforceable and insurable leasehold estate in the Leasehold Parcels, and Seller JV has good, marketable, and insurable fee simple title to the Seller JV Fee Parcel and Seller JV has a valid, enforceable, and insurable leasehold estate in the Seller JV Leased Parcels, all free and clear of all liens, pledges, mortgages, security interests, charges, claims, leasehold interests, tenancies, restrictions and encumbrances of any nature whatsoever other than (A) liens for Taxes not yet due and payable or that are properly being contested in good faith, (provided that Schedule 3.5(a) only lists such liens as of the date of this

Agreement), (B) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business and not yet delinquent by more than thirty (30) days or that are being properly contested in good faith, as listed on Schedule 3.5(a) (provided that Schedule 3.5(a) only lists such liens as of the date of this Agreement), (C) zoning, building or other restrictions, variances, covenants, rights-of-way, easements and other nonmonetary encumbrances to title (collectively, "NonMonetary Encumbrances"), none of which NonMonetary Encumbrances, individually or in the aggregate, (1) materially interfere with the present use or occupancy of any of the Real Property, (2) have a material adverse effect on the value thereof or its use or (3) would materially impair the ability of Buyer or Seller JV to use, occupy or sell the Fee Parcel or the Seller JV Fee Parcel or to use, occupy or sublet the Leasehold Parcels or the Seller JV Leased Parcels or to assign the IDB Leases or the Seller JV Leases, in each case for its respective present use, (D) the lien associated with the indebtedness relating to Seller's facility located in Hazelton, Pennsylvania (the "Hazelton Lien"), which lien Seller shall cause to be satisfied at or prior to Closing and (E) those items listed as Permitted Encumbrances on Schedule 3.5(a) to the extent constituting an encumbrance on the Real Property; provided, however, as to items listed on Schedule 3.5(a) as Permitted Encumbrances, such items shall not be Permitted Encumbrances if such items, when considered solely in light of information with respect thereto reflected on surveys of the applicable Real Property secured by Buyer pursuant to Section 5.6 hereof, fail to satisfy either or both of clause (1) and clause (3) of the definition of NonMaterial Encumbrances set forth in this Section 3.5(a) (the matters described in clauses (A) through (E) hereof, subject to the proviso set forth immediately following (E), are collectively "Permitted Encumbrances");

                        (2) Seller has heretofore delivered to Buyer true, correct and complete copies of all deeds, certificates of occupancy, title insurance policies, title reports, surveys, zoning reports, environmental assessments or reports and all other similar documents (including all amendments thereof) in the possession or control of Seller relating to the Real Property, including, without limitation, the IDB Leases and the Seller JV Leases;

                        (3) Except for Permitted Encumbrances, (A) no portion of the Real Property is subject to any recorded rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever (each a "Restriction"), or (B) to the knowledge of Seller, no portion of the Real Property is subject to any unrecorded Restriction;

                        (4) The buildings, structures, fixtures and improvements on the Real Property (collectively, the "Improvements") currently are and have continuously been maintained in good order and repair, ordinary wear and tear excepted, but except for and subject to the representations and warranties set forth in this Agreement, are otherwise being transferred on a "where is" and, as to the condition, "as is" basis;

                        (5) There are no eminent domain, condemnation, taking, or other similar proceedings pending or, to the knowledge of Seller or Seller JV, threatened, with respect to or affecting any portion of the Real Property or access thereto or any Improvements by any governmental or quasi-governmental entity or agency or any utility company having similar rights or powers of eminent domain;

                        (6) There are no writs, injunctions, decrees, orders or judgments outstanding, nor any actions, claims, suits or proceedings pending, or, to the knowledge of Seller or Seller JV, threatened, relating to the ownership, lease, use, occupancy or operation of the Real Property or any portion thereof or the Improvements;

                        (7) Seller and Seller JV, respectively, are in possession of all of the Real Property and all Improvements located thereon, and except as set forth on Schedule 3.5(a), there are no leases, subleases, Permits or other agreements granting rights to possession of the Real Property or any portion thereof to which Seller or Seller JV is a party or by which Seller, Seller JV or the Real Property or the Improvements are bound, and there are no outstanding options or rights of first refusal to purchase the Real Property or any portion thereof or interest therein to which Seller or Seller JV is a party or by which Seller, Seller JV or the Real Property or the Improvements are bound;

                        (8) The use and operation of the Real Property and the Improvements in the conduct of the Business do not violate in any material respect any instrument of record or agreement affecting the Real Property and the Improvements or any portion thereof, including without limitation the Permitted Encumbrances. There are no material violations of any covenant, condition, restriction, easement or order of any Authority having jurisdiction over the Real Property or the Improvements or any other person entitled to enforce the same affecting the Real Property, the Improvements, or the use or occupancy thereof;

                        (9) The Real Property and Improvements comply in all material respects with all applicable building, zoning, subdivision and other land use and similar applicable Laws affecting the Real Property (collectively, the "Real Property Laws"), and Seller and Seller JV have not received any notice in writing of any material violation or claimed violation of any Real Property Law. To the knowledge of Seller, there are no pending changes in any Real Property Law affecting the ownership, alteration, use, occupancy or operation of any portion of the Real Property or the Improvements. All Improvements have received all material approvals of Authorities (including, without limitation, licenses and Permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with all applicable Laws;

                        (10) Each parcel of land constituting a portion of the Real Property is assessed for real property Tax purposes as a wholly independent Tax lot, separate from adjoining land or improvements not constituting a part of that parcel. There are no pending Tax appeals or appeals therefrom with respect to any portion of the Real Property;

                        (11) All utilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, necessary for the operation of the Business are available at the Real Property in quantities sufficient for the conduct of the Business in the ordinary course as it is conducted by Seller in the ordinary course and are provided to the Real Property via public rights of way or via easements that are appurtenant easements benefiting the applicable portion thereof and, to the knowledge of Seller, such easements are permanent and irrevocable (subject to any future actions by any Authority that could adversely affect any such easements); and

                        (12) Each parcel of land constituting a portion of the Real Property abuts upon and has direct vehicular access to a paved public right of way and access to such public right of way is available with curb cuts to service the Business as it is conducted by Seller.

                  (b) NECESSARY ASSETS. Other than the Excluded Assets described on Schedule 1.3(c), all assets owned by Seller, Seller JV, and their respective Affiliates that are used or held for use in the operation of the Business are included in the Assets or are owned by Seller JV. Other than the Excluded Assets described on Schedule 1.3(c), the Assets constitute all of the assets necessary and sufficient to conduct the operations of the Combined Business (as defined in Section 3.6) as it is conducted by Seller in the ordinary course. Seller has and will convey to Buyer at the Closing good and marketable title to the Assets free and clear of all liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever other than Permitted Encumbrances and Assumed Liabilities, if applicable. Except as set forth on
Schedule 3.5(b), there are no letters of credit or performance bonds required to conduct the Combined Business as they are currently conducted.

                  (c) TANGIBLE PERSONAL PROPERTY. Each item of Tangible Personal Property of Seller and each item of personal property of Seller JV ("Seller JV Personal Property") has been maintained in the ordinary course of business and is in good operating condition, ordinary wear and tear excepted, in light of the age and use made of such Tangible Personal Property in conducting the operation of the Business or of such Seller JV Personal Property in connection with the operation of Seller JV's business, but, except for and subject to the representations and warranties set forth in this Agreement, is otherwise being transferred on a "where is" and, as to condition, "as is" basis. Except as set forth on Schedule 3.5(c), Seller and Seller JV are the fee simple owners, respectively, of the Tangible Personal Property and Seller JV Personal Property and no person other than Seller or Seller JV owns any equipment or other tangible assets or properties situated on the Real Property or the Improvements. Except as set forth on Schedule 3.5(c), since December 31, 2003, Seller and Seller JV have not sold, transferred or disposed of any assets related to the Business for an aggregate purchase price in excess of $250,000 other than sales of Inventory in the ordinary course of business.

                  (d) INVENTORIES. The portion of the Tangible Personal Property consisting of Inventory of Seller and Seller JV Personal Property consisting of inventory of Seller JV, respectively, included in the Assets (i) are sufficient for the operation of the Combined Business as it is conducted in the ordinary course by Seller, (ii) consist of items which are good and merchantable within normal trade tolerances, (iii) are of a quality and quantity presently usable or saleable in the ordinary course of business of Seller and Seller JV (subject to applicable reserves consistent with the Divisional Accounting Policies applied consistently with past practice), and (iv) are valued on the books and records of Seller and Seller JV on the FIFO basis at the lower of cost or market with the cost determined under methods consistent with the Divisional Accounting Policies applied consistently with past practice.

                  (e) LEASES. Seller and Seller JV have delivered true, correct and complete copies of the IDB Leases, the Seller JV Leases, the sublease for the "Rooster Bridge Chip Mill" property (the "Chip Mill Lease") and all documents, instruments and files material thereto. The IDB Leases, the Chip Mill Lease and the Seller JV Leases are in full force and effect and have not been modified or amended in any respect. Seller and Seller JV, respectively, are not now, nor have Seller or Seller JV ever been, in default under the IDB Leases, the Chip Mill Lease or the Seller JV Leases, respectively, and there are no events or circumstances known to Seller which, with the giving of notice or passage of time, or both, would constitute defaults under the IDB Leases, the Chip Mill Lease or the Seller JV Leases, respectively, and Seller and Seller JV have never received any notice (oral or written) alleging any such default. To the knowledge of Seller, the landlord under each of the IDB Leases or the Chip Mill Lease is not now nor has such landlord ever been, in default of their obligations under the IDB Leases or the Chip Mill Lease nor are there any events or circumstances which, with the giving of notice or passage of time, or both, would constitute defaults thereunder. There are no consents required under the IDB Leases or the Chip Mill Lease to the assignment of the IDB Leases or the Chip Mill Lease to Buyer or Buyer's acquisition of the Seller JV Interests, except as set forth on Schedule 3.5(e). Seller Parent is the owner and holder of all of the interest of the landlord under the Seller JV Leases and has not pledged or assigned such interest or any rent payable thereunder.

                  (f) IDB BONDS. Seller Parent is the registered owner and holder of all of the Bonds, free and clear of all liens, claims and encumbrances other than transfer restrictions in the Bond Documents (hereinafter defined), and Seller Parent has not transferred or assigned the Bonds or any interest therein and has not pledged or encumbered the Bonds or Seller Parent's interest therein or any right to payments thereunder. Schedule 3.5(f) contains a listing of all of the Bonds and the outstanding principal and interest amounts payable thereunder. Seller has delivered to Buyer true, correct and complete copies of the Bonds and all documents, instruments and files material thereto (collectively, the "Bond Documents"). The Bond Documents are in full force and effect and have not been redeemed, modified or amended in any respect. The Bonds have not been redeemed in whole or in part. Seller Parent has received all payments due under the Bonds in full as and when due and in a timely fashion. To Seller's knowledge there are no defaults or events which, with the giving of notice or passage of time, or both, would constitute a default by the Board or the Trustee (as such terms are defined in the Bonds, respectively) under the Bonds, the Indentures (as defined in the Bonds) or any of the documents or instruments delivered in connection therewith. Legal title to the IDB Leasehold Parcel is in the Board, and by reason thereof the IDB Leasehold Parcel is, on the date of this Agreement, treated as exempt from state and local ad valorem taxes, subject to payment of the service payments referenced in Article X of the IDB Leases. Seller has not paid any ad valorem taxes with respect to the IDB Leasehold Parcel during the entire period that the IDB Leases has been in effect, although the service payments referenced in Article X of the IDB Leases were timely paid as and when due, and Seller has not received any notice (oral or written) from the Tax Assessor of Marengo County, Alabama, the Revenue Commissioner of Marengo County, Alabama, or the Alabama Department of Revenue, or any other Authority questioning in any matter whether the IDB Leasehold Parcel is exempt from ad valorem taxation. Seller has not received any notice of any change in the status of the tax exemptions relating to the Bonds and there is no Action pending or, to Seller's knowledge, threatened with respect to the Bonds or the tax exemptions relating thereto.

                  (g) ACCOUNTS RECEIVABLE. The accounts receivable of Seller included in the Assets and the accounts receivable of Seller JV shown in the Carve Out Audited Financial Statements arose from bona fide transactions in the ordinary course of business, have been executed on terms consistent with the past practice of Seller and Seller JV and are not subject to any counterclaims or setoffs (except for the amount of any applicable existing reserves for counterclaims or setoffs).

                  (h) NO THIRD PARTY OPTIONS. Except as set forth on Schedule 3.5(h), there are no existing agreements, options, commitments or rights with, of or to any person to acquire (i) any part of or interest in the Combined Business or (ii) any of the Assets owned by Seller or (iii) to the knowledge of Seller, any of the Assets leased to Seller or (iv) any of Seller JV's assets (other than in connection with the sale of Inventory in the ordinary course of business).

      Section 3.6. FINANCIAL STATEMENTS.

                  (a) Seller has delivered to Buyer the following: (i) the audited balance sheets of the Business and the Seller JV (collectively, the "Combined Business") as of January 2, 2005 and December 28, 2003 and (ii) the audited statements of income, shareholders' equity and cash flows of the Combined Business for the fiscal years ended January 2, 2005, December 28, 2003 and June 2, 2002 and the seven-month period ended December 29, 2002 (collectively, including the notes thereto, the "Carve Out Audited Financial Statements"). In addition, Seller has delivered to Buyer: (i) the unaudited balance sheets of the Combined Business as of April 3, 2005 and (ii) the unaudited statements of income, shareholders' equity and cash flows of the Combined Business for the three-month periods ended April 3, 2005, which financial statements have been prepared in a manner consistent with the Carve Out Audited Financial Statements (collectively, including the notes thereto, the "Interim Financial Statements" and, together with the Carve Out Audited Financial Statements, the "Financial Statements"). The Financial Statements fairly present, in all material respects, the financial condition and results of operations of the Combined Business as of the dates and for the fiscal periods presented, reflect the minority interest in Seller JV not owned by Seller, and have been prepared in accordance with generally accepted accounting principles, consistently applied in the periods presented (except as noted therein) and in accordance with the requirements of the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, including, without limitation, Regulation S-X.

                  (b) Except as disclosed on Schedule 3.6(b), Seller has not engaged in any securitization transactions or "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the Securities and Exchange Commission).

      Section 3.7. NO UNDISCLOSED LIABILITIES. Except as disclosed in Schedule 3.7, Seller and Seller JV do not have any liabilities or obligations related to the Combined Business, contingent or otherwise which are not adequately reflected, noted or provided for in the Financial Statements, except liabilities and obligations incurred since April 3, 2005 in the ordinary course of business consistent with past practices.

      Section 3.8. ABSENCE OF CERTAIN CHANGES.

                  (a) Except as set forth on Schedule 3.8(a), since January 2, 2005, nothing has occurred with respect to the Combined Business that has had Material Adverse Effect and to the knowledge of Seller, nothing has occurred with respect to the Combined Business that is reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 3.8(a), since January 2, 2005, Seller and Seller JV, respectively, have each:

                        (1) used its commercially reasonable efforts to preserve intact the goodwill and business organization of the Combined Business, and preserve the relationships of the Combined Business with customers, suppliers, employees, and others having business relationships with Seller or Seller JV relating to the Combined Business;

                        (2) maintained Tangible Personal Property, including Inventory, and otherwise maintained the Assets at ordinary levels and otherwise in the ordinary course of business consistent with past practice;

                        (3) extended credit to customers, collected accounts receivable and paid accounts payable and similar obligations in the ordinary course of business consistent with past practice; and

                        (4) conducted the Combined Business in the ordinary course on a basis consistent with past practice.

                  (b) Except as set forth on Schedule 3.8(b), since December 31, 2003, with respect to the Combined Business, Seller and Seller JV, respectively, each have not:

                        (1) received notification in writing of a material violation of any Law applicable to the Combined Business or the Assets;

                        (2) made any change in pricing its Inventory for resale other than changes made in the ordinary course of business;

                        (3) made a disposition of assets relating to the Combined Business in excess of $100,000, other than dispositions of Inventory in the ordinary course of business;

                        (4) entered into employment, severance, compensation or similar agreements with employees of the Combined Business except for (A) incentive programs that by their terms expire at or before Closing or (B) in the ordinary course of business;

                        (5) made increases in compensation or benefits payable to any employees of the Combined Business other than in the ordinary course of business;

                        (6) granted any license or sublicense of any rights under or with respect to any patents, copyrights, software or other intellectual property;

                        (7) suffered any extraordinary loss, damage, destruction or casualty loss to the Combined Business or waived any rights of value, whether or not covered by insurance and whether or not in the ordinary course of business; or

                        (8) entered into any commitment to make capital expenditures with an aggregate value in excess of $250,000, that has not been fully paid or satisfied.

      Section 3.9. LEGAL PROCEEDINGS. Except as set forth in Schedule 3.9 or
Schedule 3.15, as of the date of this Agreement, there are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of Seller and Seller JV, threatened against, relating to or involving the Combined Business or any of the Assets, before any Authority that, if finally determined adversely, would reasonably be expected to result in a payment to the claimant in excess of $100,000. None of such suits, actions, claims, proceedings or investigations, if finally determined adversely, are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect (as hereinafter defined). Except as set forth on Schedule 3.9, Seller and Seller JV are not subject to any judgment, decree, injunction, rule or order of any Authority, Seller and Seller JV are not subject to any governmental restriction expressly applicable to Seller or Seller JV which is reasonably likely to (a) have a Material Adverse Effect or (b) to cause a material limitation on Buyer's ability to operate the Combined Business after the Closing as it is conducted by Seller and Seller JV in the ordinary course. For purposes of this Agreement, "Material Adverse Effect" means any effects, events, occurrences or states of facts that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business prospects, operations, assets, liabilities, results of operations or condition (financial or otherwise) of the Combined Business, Seller JV and Assets taken as a whole, (b) are, or would reasonably be expected to be, materially adverse to the value, serviceability, condition, or operation of the mill and related Improvements located on the Leased Parcel in Demopolis, Alabama, or (c) is likely to prevent or materially delay consummation of any of the transactions contemplated by this Agreement; provided that in each case a Material Adverse Effect will not be deemed to include effects, events, occurrences or states of facts (1) generally affecting the paper, paperboard or packaging industries, (2) resulting from general economic, business, political or financial conditions (including changes in interest levels or prices of securities), (3) arising from national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (4) resulting from a change in Buyer's credit rating or a change in the market price of Buyer's common stock, or (5) any Customer Disruption (hereinafter defined) with respect to a customer of the Combined Business resulting from any proposed change communicated prior to the Closing Date by Buyer to such customer with respect to service levels, pricing or plant locations serving or applicable to such customer after the Closing Date.

      Section 3.10. COMPLIANCE WITH LAW. Except as set forth on Schedule 3.10, Seller and Seller JV have all material authorizations, approvals, licenses, permits and orders of and from all governmental and regulatory officers and bodies necessary to carry on the Combined Business as it is conducted by Seller and Seller JV in the ordinary course, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which each is a party (collectively, "Permits"). Since January 1, 2000, Seller and Seller JV have operated the Combined Business in compliance in all material respects with all applicable Laws, regulations, policies and orders (including, without limitation, Laws relating to employment of labor or use or occupancy of properties or any part thereof) of any Authority applicable to or having jurisdiction over the Assets or the Combined Business. For purposes of this Agreement, "Authority" means any tribunal or arbitrator(s) of competent jurisdiction, any self-regulatory organization, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or quasi-governmental authority, agency, department, board, commission or instrumentality of the United States, any foreign nation or government, or any domestic or foreign state, county, city or other political subdivision. Schedule 3.10 sets forth a true, correct and complete list of all material Permits of Seller and Seller JV related to the Combined Business. For purposes of this Agreement, "Law" shall mean any federal, state or local law (including, without limitation, common law), rule, regulation or governmental requirement of any kind, and the rules, regulations, guidelines, directives, rulings, policies and orders thereunder or pursuant thereto.

      Section 3.11. CONTRACTS.

                  (a) Schedule 3.11 contains a correct and complete list of every contract, agreement, relationship, commitment or arrangement in effect on the date hereof (collectively, the "Material Contracts"), written or oral, relating to the Combined Business to which any of Seller or Seller JV is a party or by which the Combined Business, the Assets or assets of Seller JV are bound and which is:

                        (1) an agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments reasonably expected to require an annual commitment or payment of more than $100,000 in 2005 or any year thereafter;

                        (2) an agreement for the purchase or lease of any real property reasonably expected to require an annual commitment or payment of more than $100,000 in 2005 or any year thereafter (including, without limitation, the Seller JV Leases);

                        (3) an agreement for the purchase or lease of any machinery, equipment or other capital assets with a value in excess of $500,000;

                        (4) an agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, (A) the performance of which will extend over a period of more than one year or involve consideration in excess of $500,000, or (B) that constitutes a requirements or output contract;

                        (5) an agreement concerning a partnership, limited liability company or joint venture;

                        (6) an agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000;

                        (7) an agreement concerning confidentiality, exclusivity, exclusive dealing or noncompetition or otherwise restricting or limiting the conduct of the Combined Business;

                        (8) an agreement between the Combined Business, on the one hand, and Seller or its Affiliates or Seller JV or its Affiliates, on the other hand;

                        (9) a collective bargaining agreement;

                        (10) an agreement for the employment of any individual employed in the Business on a full-time, part-time, consulting, or other basis or providing severance benefits that involve compensation or severance benefits in excess of $50,000 or that has a term in excess of 6 months;

                        (11) an agreement with a sales representative or broker or any other agreement requiring the payment of any commissions, fees or other compensation to third parties relating to the purchase or sale of any products or services of or relating to the Combined Business;

                        (12) an agreement under which the consequences of a default or termination would have a Material Adverse Effect;

                        (13) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $500,000;

                        (14) any other material agreement, contract or commitment outside the ordinary course of business.

                  (b) Seller has delivered to Buyer a correct and complete copy of each written Material Contract (as amended to date) and a written summary setting forth the terms and conditions of each oral Material Contract. With respect to each such Material Contract (other than oral agreements), to the knowledge of Seller, the agreement is legal, valid, binding, enforceable, and in full force and effect. Neither Seller nor Seller JV is in breach or default, and to the knowledge of Seller, no event has occurred which with notice or lapse of time would constitute a breach or default by Seller or Seller JV, or permit termination, modification, or acceleration, under any Material Contract. To the knowledge of Seller, no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Seller or Seller JV, or permit termination, modification, or acceleration, under any Material Contract.

      Section 3.12. TAX RETURNS; TAXES.

                  (a) (i) Seller Parent has been an S corporation (within the meaning of Section Section 1361(a)(1) of the Code) since December 30, 2002, (ii) Seller Sub I is a C corporation (within the meaning of Section 1361(a)(2) of the Code), and (iii) Seller Sub II has been disregarded as an entity separate from its owner for federal income tax purposes pursuant to Treasury Regulations section 301.7701-3(b)(ii) at all relevant times. Seller JV qualifies (and has since the day of its formation qualified) to be treated as a partnership for federal income Tax purposes and none of Seller JV or its members or any Authority has taken a position inconsistent with such treatment. Each of Seller and Seller JV has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns were correct and complete in all material respects, except for such failure of compliance as would not, individually or in the aggregate, have a Material Adverse Effect. All material Taxes owed by Seller or Seller JV (whether or not shown on any Tax Returns), which, if unpaid, may result in a Lien on the Assets or for which Buyer is or may be liable in the capacity of transferee of the Assets, have been paid. Except as set forth on Schedule 3.12(a), since December 31, 2001, no material Tax deficiencies have been asserted against Seller or Seller JV as a result of any examination by the Internal Revenue Service (the "IRS") or any other Authority. To the knowledge of Seller, there are no pending material claims asserted for any Taxes of Seller or Seller JV or outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return of Seller or Seller JV for any period. Seller JV has made all required estimated and other Tax payments and deposits and has complied for all prior periods in all material respects with the Tax withholding and related reporting provisions of all applicable federal, state, local, foreign and other Laws. Each of Seller and Seller JV has made available to Buyer true, correct and complete copies of such Tax Returns as have been requested by Buyer. Each of Seller and Seller JV has timely made and transmitted to the appropriate authorities all required employee withholding payments and reports. There are no Tax liens upon the Assets or the assets, properties, and rights of Seller JV, except for current Taxes not yet due and payable. None of Seller JV's payroll, property, or receipts, or other factors used in a particular state's apportionment or allocation formula results in an apportionment or allocation of business income to any state other than as set forth on Schedule 3.12(a) and Seller JV has no nonbusiness income that is allocated, apportioned, or otherwise sourced to any state other than as separately identified as such on Schedule 3.12(a).

                  (b) For purposes of this Agreement:

                        (1) "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other Tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person; and

                        (2) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      Section 3.13. EMPLOYEES. Seller has provided to Buyer a true and complete list as of the date of such list of all of the employees of Seller and Seller JV involved in the operation of the Combined Business as of a recent date specifying their job title, hire date, vacation accrual date, vesting service date, annual salary or hourly wages, bonus or commission terms and any other material terms of employment, together with an appropriate notation next to the name of any employee on such list to whom Seller and Seller JV has made commitments for any compensation in excess of $100,000 or for any period in excess of six months which are binding on Seller and Seller JV, other than commitments for benefits pursuant to plans disclosed in Section 3.14 hereof. Seller has also provided Buyer with a list of all employees of Seller or Seller JV engaged in the Combined Business that were as of the dates of such information on leave, together with an indication of the type of leave for each such employee and such list will be updated as of a date within five (5) business days of the Closing Date.

      Section 3.14. EMPLOYEE BENEFIT PLANS.

                  (a) Schedule 3.14 sets forth a true and complete list of each "employee benefit plan," as such term is defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA, and each bonus, incentive or deferred compensation, 401(k), severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding that provides welfare, personal monetary benefits or compensation in respect of any employee or former employee employed or formerly employed in the operation of the Combined Business (whether as a W-2 employee, an independent contractor, a consultant or otherwise) or the beneficiaries or dependents of any such employee or former employee (such employees, former employees, beneficiaries and dependents collectively the "Employees") or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by Seller or Seller JV or any other trade or business, whether or not incorporated, which, together with Seller or Seller JV, is or would have been at any date of determination occurring within the preceding six (6) years treated as a single employer, or multiple employer, under section 414 of the Code (such other trades and businesses collectively the "Related Persons"), or to which Seller or Seller JV or any Related Person contributes or is or has been within the preceding six (6) years obligated or required to contribute or with respect to which Seller, Seller JV or the Combined Business may have any liability or obligation (collectively, the "Plans" and each Plan in which employees of Seller JV have participated or currently participate, a "Seller JV Plan"). For purposes of this Agreement, the Seller JV Plans, Gulf States Paper Corporation Retirement Plan, (the "Pension Plan"), the Gulf States Paper Corporation Savings and Investment Plan, the Gulf States Paper Corporation Demopolis Enhanced Savings and Investment Plan, the Gulf States Paper Corporation Savings and Investment Plan - Livingston Box Employees and the Gulf States Paper Corporation Demopolis Hourly Employee Savings and Investment Plan are referred to as the "Qualified Plans".

                  (b) Seller has provided to Buyer true, correct and complete copies of all material documents relating to the Plans and Employees, including but not limited to: (i) all current plan documents, amendments, trust instruments and other material agreements adopted or entered into in connection with each of the Plans; (ii) with respect to the Seller JV Plans, all insurance and annuity contracts related to any Plans; (iii) with respect to the Seller JV Plans, all administrative notices and forms used for the Plans, including the notices and election forms used to notify Employees and their dependents of their continuation coverage rights under any Plans which are group health plans; and (iv) the most recently available Form 5500 annual reports, actuarial reports, summary plan descriptions and favorable determination letters or opinion letters for the Plans. Except as set forth on Schedule 5.1(l), since the date these documents and information were supplied to Buyer, no plan amendments have been adopted, no changes to these documents have been made, and no amendments or changes will be adopted or made prior to the Closing Date.

                  (c) Each Qualified Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a party thereof, has received a favorable determination letter from the IRS as to its qualification under the Code, or with respect to any prototype plans, the prototype sponsor has received an opinion letter from the IRS that the form of the plan satisfied section 401(a) of the Code and the plan sponsor has not altered the prototype plan, and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and to the knowledge of Seller nothing has occurred since the date of such determination letter that could adversely affect such qualification or tax-exempt status.

                  (d)

                        (1) No material liability has been or is expected to be incurred by Seller or Seller JV, any Related Person, any related individual who is a fiduciary of any Plan or the Combined Business (either directly or indirectly, including as a result of an indemnification obligation) under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans that could, following the Closing, become or remain a liability of the Combined Business or become a liability of Buyer or of any employee benefit plan established or contributed to by Buyer and to the knowledge of Seller, no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to the Combined Business or, following the Closing, Buyer. To the knowledge of Seller, no party in interest (as defined in ERISA) or disqualified person (as defined in the Code) of any Plan has engaged in any prohibited transaction (within the meaning of section 406 of ERISA or section 4975 of the Code).

                        (2) Each of the Qualified Plans has been drafted, amended, operated and administered in all material respects in compliance with all applicable Laws. Without limiting the foregoing, the Pension Plan is in compliance with section 412 of the Code and section 302 and Title IV of ERISA. There are no pending or, to the knowledge of Seller, threatened claims by or on behalf of any of the Qualified Plans or by any Employee, former Employee, Plan participant, beneficiary of an Employee, former Employee or Plan participant, or any other Person involving any such Qualified Plan or the assets of any Qualified Plan (other than routine claims for benefits). No material lien exists or, to the knowledge of Seller, can reasonably be expected to exist, and no Tax has been imposed or can reasonably be expected to be imposed, with respect to any Qualified Plan.

                        (3) No Plan is a "multiemployer plan" within the meaning of section 4001(a)(3) of ERISA or is a "multiple employer plan" within the meaning of sections 4063 or 4064 of ERISA.

                        (4) No Plan provides welfare benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former Employees beyond their retirement or other termination of service, other than (A) coverage provided pursuant to the terms of any Plan specifically identified as providing such coverage in Schedule 3.14 or mandated by section 4980B of the Code, or (B) the post-retirement life insurance benefits set forth in Schedule 1.4(c). Except as set forth in this Agreement, the consummation of the transactions contemplated by this Agreement will not result in any increase in the amount of compensation or benefits or the acceleration of the vesting, except as may be required as a result of a partial termination of the Pension Plan, or timing of payment of any compensation or benefits payable to or in respect of any New Employee.

                        (5) All contributions required to be made to any Qualified Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding or providing benefits pursuant to any Qualified Plans, have been timely made or paid.

                  (e) Notwithstanding the foregoing provisions of this Section 3.14, or any other provision of this Agreement to the contrary, except as expressly provided in Sections 6.6, 6.7 and 6.8 hereof, Buyer (i) shall not assume the sponsorship of any of the Plans, (ii) shall not become a participating employer under any of the Plans, and (iii) except as expressly provided in Section 1.4(c), shall have no duties or responsibilities under, or with respect to, any of the Plans.

                  (f) Levels of insurance reserves, trust funding, and accrued liabilities with regard to all Plans which are maintained by or for Seller JV and to which such reserves or liabilities do or should apply are described on
Schedule 3.14, and such levels are reasonable and sufficient to provide for all incurred but unreported claims and any retroactive or prospective premium adjustments.

      Section 3.15. LABOR RELATIONS. Except as set forth in Schedule 3.15, as of the date hereof, with respect to the Combined Business since January 1, 2001:
(a) employees of Seller and Seller JV have not been and are not represented by a labor organization which was either National Labor Relations Board ("NLRB") certified or voluntarily recognized, (b) Seller and Seller JV have not been and are not a signatory to a collective bargaining agreement with any labor organization; (c) Seller has not received notice of and, to the knowledge of Seller, no representation election petition has been filed by employees of Seller or Seller JV or is pending with the NLRB and no union organizing campaign involving employees of Seller or Seller JV has occurred or is in progress; (d) Seller has not received notice of and, to the knowledge of Seller, no NLRB unfair labor practice claims have been filed and are presently pending against Seller or Seller JV or any labor organization representing their employees; (e) no grievance or arbitration demand, whether or not filed pursuant to a collective bargaining agreement is pending against Seller or Seller JV; (f) no strike, handbilling, picketing, work stoppage (sympathetic or otherwise), work slowdown, lockout, or other known "concerted action" involving the employees of Seller or Seller JV has occurred or is in progress; (g) no breach of contract and/or denial of fair representation claim has been filed or is pending against Seller or Seller JV, and none is known to Seller to be pending against any labor organization representing their employees; (h) no claim for unpaid wages or overtime or for child labor or record keeping violations have been filed or are pending against Seller or Seller JV under the Fair Labor Standards Act, Davis-Bacon Act, Walsh-Healey Act, or Service Contract Act or any other Federal, state or local Law, regulation, or ordinance; (i) to the knowledge of Seller, no discrimination and/or retaliation claim has been filed or is pending against Seller or Seller JV under the 1866 or 1964 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Security Act or any other federal Law or any comparable state law regulating discrimination or any other aspect of the workplace; (j) if Seller or Seller JV are a federal or state contractor obligated to develop and maintain an affirmative action plan, to the knowledge of Seller, no discrimination claim, show cause notice, conciliation proceeding, sanctions or debarment proceeding has been filed or is pending with Office of Federal Contract Compliance Programs ("OFCCP") or any other federal agency or any comparable state agency or court and no desk audit or on-site review is in progress; (k) no citation has been issued in writing by Occupational Safety and Health Administration ("OSHA") against Seller or Seller JV which has not been cured in all material respects and to the knowledge of Seller, no notice of contest or OSHA administrative enforcement proceeding involving Seller or Seller JV has been filed and is pending or is uncured; (l) no workers' compensation or retaliation claim is pending against Seller or Seller JV; and/or (m) no citation of Seller or Seller JV has been issued in writing and no enforcement proceeding has been initiated or is pending under any federal immigration Law; Seller or Seller JV have not taken any action that would constitute a "mass layoff" or "plant closing" within the meaning of the Worker Adjustment and Retraining Notification Act ("WARN Act") or otherwise trigger notice requirements or liability under any local or state plant closing notice Law. Seller and Seller JV are in compliance in all material respects with all federal, state and local Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and are not engaged in any unfair labor or unlawful employment practice, and Seller and Seller JV have received no notice in writing of any such violation which has not been cured in full.

      Section 3.16. INSURANCE. The insurance policies maintained by Seller and Seller JV for the benefit of or in connection with the Assets or the Combined Business are in full force and effect as of the date hereof and provide coverages that insure the Combined Business and the Assets in accordance with industry practices. Seller and Seller JV have complied in all material respects with the terms and provisions of the Insurance Policies. There are no claims pending or, to the best knowledge of Seller or Seller JV, threatened, under any of the Insurance Policies in respect of the Combined Business, no disputes with underwriters are pending or, to the best knowledge of Seller or Seller JV, threatened. Seller and Seller JV have not been refused any insurance with respect to the Combined Business by any insurance carrier to which either has applied for insurance or with which they have carried insurance since January 1, 2000.

      Section 3.17. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS.

                  (a) To the knowledge of Seller, Seller has delivered to Buyer or provided to Buyer an opportunity to review, true and complete copies of, all environmental site assessments, test results, analytical data, boring logs of the Real Property, and other environmental reports and studies of the Real Property or the Combined Business. In this regard, Seller has made inquiry of Seller JV and has provided Buyer such information known to Seller relating to the Seller JV and its operations and Assets.

                  (b) Other than as set forth on Schedule 3.17(b):

                        (1) To the knowledge of Seller, except in compliance in all material respects with applicable Environmental Laws, (A) there has not been, during the applicable period during which Seller or Seller JV, respectively, have owned, leased, operated, managed or occupied each parcel of the Real Property and the Improvements (the "Ownership Period"), any Pollution (as hereinafter defined) at or from the Real Property and the Improvements or any other facilities used for or in connection with the Combined Business, (B) there was no Pollution at the Real Property or the Improvements prior to the respective date of commencement of the Ownership Period therefor, and (C) during the respective Ownership Period, there have been no actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of any claim against Seller, Seller JV or Buyer under any Environmental Law (as hereinafter defined);

                        (2) To the knowledge of Seller, during each respective Ownership Period, the use, storage, disposal and transportation of all Hazardous Materials (as hereinafter defined) by Seller or Seller JV to, at and from each parcel of Real Property has been in material compliance with all applicable Laws, and Seller and Seller JV have not transported or arranged for transportation or disposal of any Hazardous Material at a designated CERCLA (Superfund) (as hereinafter defined) site or any site similarly designated by any state, and Seller and Seller JV have not received any notice in writing alleging, or obtained any information indicating, that any Pollution exists upon any portion of the Real Property;

                        (3) To the knowledge of Seller, Seller and Seller JV are in material compliance with all Environmental Laws. In addition, since January 1, 2000, Seller and Seller JV have obtained all Permits, licenses, approvals, consents, orders, and authorizations which are required under Environmental Laws ("Environmental Permits") for the Combined Business or the ownership, use or lease of the Assets as the Combined Business has been operated during such time period, and Seller has provided Buyer an opportunity to review all such permits. Except as otherwise described in Schedule 3.17(b), Seller and Seller JV are in material compliance with each such Environmental Permit, Seller and Seller JV have not received notice in writing from any Authority that Seller or Seller JV are alleged to have violated any Environmental Permit or that any Environmental Permit will be modified, suspended, canceled or revoked or cannot be renewed in the ordinary course of business; and

                        (4) since January 1, 2000, or except as disclosed on
Schedule 3.17(b), Seller and Seller JV have not entered into or received, nor to the knowledge of Seller, is Seller or Seller JV in default under, any consent decree, compliance order, or administrative order issued by any agency, or any judgment, order, writ, injunction or decree of any federal, state, or municipal court or other Authority relating to Environmental Laws.

                  (c) With respect to the Combined Business, the Assets the Real Property,

                        (1) To the knowledge of Seller, there are no Actions pending or, to Seller's and Seller JV's knowledge, threatened by any Authority, municipality, community, citizen, group or other person or entity against Seller or Seller JV relating to environmental protection, compliance with Environmental Laws or the condition of the Real Property, nor are Seller or Seller JV aware of any unasserted Action, the assertion of which is probable. Seller and Seller JV have not been notified in writing that they are potentially liable under or received any requests for information or other correspondence concerning any portion of the Real Property or the Improvements, nor have Seller or Seller JV received any notice in writing that either is considered potentially liable under CERCLA, HSRA, or any similar Law;

                        (2) To the knowledge of Seller, all underground storage tanks, oil/water separators, sumps, and septic systems located on the Real Property have been identified in Schedule 3.17(c), together with a description of the materials stored therein and a statement as to whether such tanks are currently used by Seller or Seller JV;

                        (3) all transformers located on the Real Property containing polychlorinated biphenyls (PCBs) have been identified in Schedule 3.17(c);

                        (4) except as disclosed on Schedule 3.17(c), no material work, repair, construction or capital expenditure is required or planned in respect of the Assets or the Real Property pursuant to or to comply with any Environmental Law, nor have Seller or Seller JV received any notice in writing of any such requirement; and

                        (5) to the knowledge of Seller or Seller JV, none of the asbestos-containing materials located on the Real Property is in a friable condition.

                  (d) No lien has arisen or is, to the knowledge of Seller or Seller JV, threatened on or against any of the Real Property under or as a result of any Environmental Laws.

                  (e) To the knowledge of Seller, except as set forth in
Schedule 3.17(e), Seller, Seller JV and the Assets and Real Property are in material compliance with all applicable Laws relating to employee health and safety (including, without limitation, all applicable Laws regarding actual or potential exposure to Hazardous Materials, and all applicable OSHA regulations and all applicable state Laws regulating work place health or safety); and Seller and Seller JV have not received any notice in writing that conditions of the Assets or Real Property violate in any material respect any applicable Laws or otherwise can be made the basis of any material claim, citation, proceeding or investigation based on or related to violations of employee health and safety requirements.

                  (f) For purposes of this Agreement:

                        (1) "Environmental Laws" shall mean all Laws, judgments and orders of any Authority, and Permits relating to: (A) any aspect of the environment; (B) preservation or reclamation of natural resources; (C) the management, release, and threatened release of Hazardous Materials; (D) response actions and corrective actions regarding Hazardous Materials; (E) the ownership, operation, and maintenance of personal and real property which manages or releases Hazardous Materials or at which Hazardous Materials are managed; and
(F) common law torts, including so-called "toxic torts." Environmental Laws include, but are not limited to, CERCLA (as herein defined) and similar or implementing state or local laws and all amendments and regulations promulgated thereunder.

                        (2) "Hazardous Material" or "Hazardous Materials" shall mean any and all substances, wastes, materials, chemicals, pollutants, contaminants, equipment or fixtures defined or classified as "toxic," "hazardous," "hazardous waste" or other words of similar import by or otherwise regulated under any Environmental Law, including, without limitation, all dibenzodioxins and dibenzofurans, asbestos, petroleum and petroleum-based products or byproducts and any constituents thereof, polychlorinated biphenyls
(PCBs), and all substances, wastes and materials defined or classified as a "solid waste" or "hazardous waste" as those terms are defined in the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended (42 U.S.C. 6901 et seq.) ("RCRA"); any "pollutant" or "toxic pollutant" as those terms are defined under the Clean Water Act, as amended (33 U.S.C. 1251 et seq.); any "air pollutant" or "hazardous air pollutant" as those terms are defined under the Clean Air Act, as amended (42 U.S.C. 7401 et seq.); "hazardous substance" as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601 et seq.) and amendments thereto ("CERCLA") and any other substance, waste or material regulated under applicable state Laws relating to the prevention and control of surface water, land, groundwater, wetland, sediment or air pollution and contamination; and

                        (3) "Pollution" shall mean the presence, discharge, disposal, dumping, spillage, burial, migration, leakage, placement, release or emission of any Hazardous Materials in, at, from, upon, over, under or across any parcel of land or air, groundwater, surface water or sediments.

      Section 3.18. PATENTS, TRADEMARKS, TRADE NAMES. Schedule 3.18 sets forth a true and complete list of: (a) all patents, trademarks, trade names, copyrights, technology and processes (including all federal, state and foreign registrations pertaining thereto) and all copyright registrations owned by Seller or Seller JV as of the date hereof and used or held for use in conducting the Combined Business (collectively, the "Proprietary Intellectual Property"), and (b) all patents, trademarks, trade names, copyrights, technology and processes used or held for use by Seller and Seller JV as of the date hereof in conducting the Combined Business that are used pursuant to a license or other right granted by a third party (collectively, the "Licensed Intellectual Property", and together with the Proprietary Intellectual Property herein referred to as the "Intellectual Property"). Seller and Seller JV own, or have the right to use pursuant to valid and effective agreements set forth in Schedule 3.18, all Intellectual Property. No claims or demands are pending against Seller or Seller JV by any person with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, and the current use by Seller and Seller JV of all Intellectual Property does not infringe in any material respect on the rights of any third party. Schedule 3.18 sets forth a list of all jurisdictions in which Seller and Seller JV are operating the Combined Business as of the date hereof under a trade name, and each jurisdiction in which any such trade name is registered.

      Section 3.19. TRANSACTIONS WITH ASSOCIATES. Except as set forth in
Schedule 3.19, to the knowledge of Seller, no stockholder, officer, director or member of Seller or Seller JV or any Affiliate of Seller or Seller JV, or any person with whom any such stockholder, officer, director or member has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by all such persons) or any current or former Associate (as hereinafter defined) of any of the foregoing has any interest in: (a) any contract, arrangement or understanding with, or relating to, Seller or Seller JV related to the Combined Business (including any Assumed Contract); or (b) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the Combined Business in each case (i) pursuant to which payments of at least $50,000 per calendar year are made or reasonably expected to be made or
(ii) which have a remaining term in excess of 12 months. Any accounts due and payable from Seller or Seller JV to any Associate of Seller or Seller JV are recorded on the books and records of the Combined Business at the fair market value thereof in accordance with Divisional Accounting Policies applied consistently with past practices. For purposes of this Agreement, "Associate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. In addition, for purposes of this definition, "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

      Section 3.20. CUSTOMER AND SUPPLIER RELATIONS. Except as set forth on
Schedule 3.20(a), since December 30, 2003, neither Seller nor Seller JV has received any notice that (a) any single folding carton or pail customer of Seller or Seller JV that accounted for more than (i) $1.5 million of Seller's or Seller JV's net sales related to the Specialty Division or (ii) $3.0 million related to the Core Division, in each case for the twelve-month period ending on January 2, 2005, or (b) any single paperboard or pulp customer that accounted for more than 2,500 tons of Seller's paperboard or pulp sales related to the Business for the twelve-month period ending on January 2, 2005, intends to terminate or materially modify its business relations with Seller or Seller JV or intends to seek requests for quotes or engaged in other bid processes. Except as set forth on Schedule 3.20(b), since December 30, 2003, neither Seller nor Seller JV has received any notice that any raw materials supplier of Seller or Seller JV that had net sales to Seller or Seller JV in excess of (i) $1.5 million related to the Specialty Division or (ii) $3.0 million related to the Core Division, each case for the twelve month period ending January 2, 2005, intends to terminate or materially modify its business relations with Seller or Seller JV. "Specialty Division" means the business conducted by Seller and Seller JV in the Livingston Box, Resolution Packaging and GSD Packaging divisions of the Combined Business. "Core Division" means all packaging business conducted by the Combined Business that is not part of the Specialty Division.

      Section 3.21. BROKERS, FINDERS AND INVESTMENT BANKERS. Except as described on Schedule 3.21, neither Seller, Seller JV nor any of their respective officers, directors or employees have employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated herein.

      Section 3.22. PRODUCT WARRANTIES AND LIABILITY. Except for warranties as to product manufactured to customer specifications, warranties under applicable Law or as otherwise set forth on Schedule 3.22, (a) since December 31, 2004, Seller and Seller JV have made no warranties, express or implied, written or oral, with respect to the products designed, manufactured, marketed, imported, sold or distributed in connection with the Combined Business and (b) there is no claim pending or, to the knowledge of Seller and Seller JV, threatened against Seller or Seller JV under any warranty that, if decided adversely, would result in Seller's having liability in excess of $100,000 and, to the knowledge of Seller and Seller JV, there is no reasonable basis for any such claim. To the knowledge of Seller and Seller JV, there is no reasonable basis for any material present or future action, suit, proceeding, hearing, investigation, charge, compliant, claim or demand against Seller or Seller JV arising out of any injury to individuals or property as a result of the ownership, possession or use of any product designed, manufactured, marketed, imported, sold or distributed by Seller or Seller JV in connection with the Combined Business that, if decided adversely, would result in Seller's having liability in excess of $100,000.

      Section 3.23. REBATES. Except as set forth on Schedule 3.23 as of the date hereof, since December 31, 2004, Seller and Seller JV have not entered into, or offered to enter into, any agreement, contracts, commitment, mark-downs, buy-ins, co-ops or other arrangement (whether written or oral) pursuant to which Seller or Seller JV is or will be obligated to make any rebates, discounts, promotional allowances or similar payment or arrangements to any customer of the Combined Business in an amount in excess of $25,000 per calendar year.

      Section 3.24. SCHEDULES.

                  (a) Disclosure of any fact or item in any Schedule referenced by a particular section or subsection in this Agreement shall be deemed to have been disclosed only with respect to such section or subsection, and shall not modify or supplement any other section in this Agreement. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedules hereto is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party to this Agreement shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

                  (b) At any time on or before five (5) business days prior to the Closing Date, Seller may supplement or change any Schedule by providing written notice to Buyer pursuant to Section 12.1 (a "Schedule Update"), and any Schedule Update shall be taken into account in determining whether the conditions set forth in Section 8.2 have been satisfied and whether Seller shall have breached any representation or warranty made by Seller herein unless Buyer shall object to any such Schedule Update (or any portion thereof) within five
(5) business days of receiving such Schedule Update, in which case such Schedule Update (or the portion thereof to which Buyer shall object) shall have no effect.

                                  ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Each Buyer Party, for itself and its successors and assigns, represents and warrants to Seller as follows:

      Section 4.1. ORGANIZATION. Buyer Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia and has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Georgia and has all requisite power and authority (limited liability company and other) to own, lease and operate its properties and to carry on its business as now being conducted. Such Buyer Party is duly qualified to transact business and is in good standing as a foreign corporation or limited liability company in each jurisdiction where the character of its activities requires such qualification except where the failure to be so qualified would not have a material adverse effect on such Buyer Party. Buyer Parent has heretofore made available to Seller true, correct and complete copies of its articles of incorporation and bylaws as currently in effect. Buyer has heretofore made available to Seller true, correct and complete copies of its articles of organization and operating agreement as currently in effect.

      Section 4.2. AUTHORIZATION. Such Buyer Party has the full corporate power or limited liability company power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated hereby (collectively, the "Buyer Ancillary Documents") and to perform its obligations hereunder and thereunder and to consummate this Agreement and the other transactions contemplated hereby. The execution and delivery of this Agreement and the Buyer Ancillary Documents by such Buyer Party and the performance by such Buyer Party of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate or limited liability company action on the part of such Buyer Party. The board of directors of Buyer Parent and the member of Buyer have approved the execution, delivery and performance of this Agreement and the Buyer Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and the consent of the shareholders of Buyer Parent is not required. This Agreement has been, and the applicable Buyer Ancillary Documents will be as of the Closing Date, duly executed and delivered by such Buyer Party and, assuming the due and valid authorization, execution and delivery thereof by the other parties thereto, do or will, as the case may be, constitute the valid and binding agreements of such Buyer Party, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

      Section 4.3. ABSENCE OF RESTRICTIONS AND CONFLICTS. The execution, delivery and performance of this Agreement and the Buyer Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Buyer Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Buyer Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the articles of incorporation or bylaws or articles of organization or operating agreement, as applicable, of such Buyer Party, (b) any material contract to which such Buyer Party is a party, (c) any judgment, decree or order of any Authority or agency to which such Buyer Party is a party or by which such Buyer Party or any of its respective properties is bound or (d) any Law applicable to such Buyer Party. Except for compliance with the applicable requirements of the HSR Act, and Securities Exchange Act of 1934, as amended, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to such Buyer Party is required in connection with the execution, delivery or performance of this Agreement or the Buyer Ancillary Documents by such Buyer Party or the consummation of the transactions contemplated by this Agreement or the Buyer Ancillary Documents by such Buyer Party.

      Section 4.4. BROKERS AND FINDERS. Neither Buyer Parent, Buyer nor any of their Affiliates nor anyone acting on their behalf has done anything to cause or incur any liability to any party for any brokers' or finders' fees in connection with this Agreement nor any transaction contemplated herein, except for liability for fees and expenses to Banc of America Securities LLC, Buyer Parent's financial advisor, which fees and expenses shall be the responsibility of Buyer Parent.

      Section 4.5. LITIGATION. As of the date hereof, there is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of Buyer, threatened against Buyer, by or before any Authority or by any third party that challenges the validity of this Agreement or which would be reasonably likely to adversely affect or restrict Buyer's ability to consummate the transactions contemplated by this Agreement.

                                   ARTICLE V.

                        CERTAIN COVENANTS AND AGREEMENTS

      Section 5.1. CONDUCT OF BUSINESS BY SELLER. From the date hereof until the Closing, Seller will (and will cause Seller JV to), except as required in connection with the transactions contemplated by this Agreement and except as required by Law or otherwise consented to in writing by Buyer:

                  (a) use its commercially reasonable efforts to carry on the Combined Business substantially as it is and has been for the prior year conducted by Seller and not cause the Combined Business to engage in any new line of business;

                  (b) not dispose of or permit to lapse any rights to the use of any material patent, trademark, trade name, license or copyright, including, without limitation, any of the Intellectual Property, or dispose of or disclose to any person, any material trade secret, formula, process, technology or know-how of Seller or Seller JV used by or relating to the Combined Business;

                  (c) not sell, dispose of, transfer or encumber any of the Assets or the assets of Seller JV material to the Combined Business except in the ordinary course of business;

                  (d) except as set forth on Schedule 5.1(d), not make any acquisition of assets with respect to the Combined Business having an aggregate purchase price in excess of $100,000 other than in the ordinary course of business or as contemplated by this Agreement;

                  (e) not amend, modify or cancel any contract, agreement or commitment included in the Assets except in the ordinary course of business; provided that the amendment, modification or cancellation of any contract with a remaining term in excess of 12 months or which provides for aggregate payments in excess of $1,000,000 shall not be deemed to be in the ordinary course;

                  (f) not enter into any employment, severance, compensation or similar agreements with any employee of the Combined Business other than in the ordinary course of business or as may be required by Law or existing contractual arrangements;

                  (g) not increase the compensation of, or benefits payable to, the employees of the Combined Business other than in the ordinary course of business or as may be required by Law or existing contractual arrangements;

                  (h) not dispose of or permit to lapse any right to the possession, use or enjoyment of any Intellectual Property or dispose of or disclose to any unauthorized person any information concerning the Intellectual Property other than with respect to Intellectual Property having a value of less than $10,000;

                  (i) not enter into or renew any collective bargaining or labor agreement (oral and legally binding or written) with respect to the Combined Business or any portion thereof;

                  (j) except as set forth on Schedule 5.1(j), not acquire or enter into an agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity, or enter into any, or agree to enter into any, joint venture;

                  (k) use its commercially reasonable efforts to preserve intact the goodwill and business organization of the Combined Business, keep employees of the Combined Business available to be employed by Buyer (if Buyer so elects pursuant to Article VI hereof) and preserve all material relationships of the Combined Business with customers, suppliers and others having business relations with Seller or Seller JV relating to the Combined Business;

                  (l) except as set forth on Schedule 5.1(l), not enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with employees of the Combined Business, whether now or hereafter payable, including any such increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment, except periodic bonuses paid in the ordinary course, consistent with past practices or as may be required by Law or existing contractual arrangements;

                  (m) perform in all material respects all of its obligations under all of the Assumed Contracts (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that would be an Assumed Contract other than contracts entered into in the ordinary course of business;

                  (n) maintain in full force and effect and in the same amounts policies of insurance comparable in all material respects in amount and scope of coverage now maintained by Seller and Seller JV relating to the Assets, the Combined Business and the Real Property to the extent available on commercially reasonable terms other than changes in such policies effected in the ordinary course of business;

                  (o) continue to collect the accounts receivable and pay the accounts payable of the Combined Business in the ordinary course of business and consistent with past practices;

                  (p) prepare and file all Tax Returns and any other Tax reports, filings and amendments thereto required to be filed by it;

                  (q) continue to maintain and service the Assets used in the conduct of the Combined Business in the ordinary course and consistent with past practice;

                  (r) continue to maintain the books and records of the Combined Business in accordance with past practice;

                  (s) not modify or amend any agreement relating to the Seller JV Interest or make any additional material commitments to Seller JV;

                  (t) comply in all material respects with all Laws applicable to the Combined Business or Seller JV;

                  (u) use its commercially reasonable efforts to maintain and protect all material Intellectual Property;

                  (v) not take, or agree to take, any action that would make any of the representations or warranties of Seller contained in this Agreement untrue in any material respect or would result in any of the conditions set forth in this Agreement to not be satisfied; or

                  (w) not agree or commit to do any of the foregoing that it is prohibited from hereunder.

      Section 5.2. INSPECTION AND ACCESS TO INFORMATION.

                  (a) Subject to Sections 5.2(c) and (d), between the date of this Agreement and the Closing Date, Seller will provide and will cause Seller JV to provide Buyer and its accountants, counsel and other authorized representatives reasonable access, during reasonable business hours and under reasonable circumstances to any and all of its employees, premises, properties, contracts, books, records and other information relating to the Combined Business, and Seller JV and will furnish to Buyer and its authorized representatives any and all financial, technical and operating data and other information pertaining to the Combined Business and Seller JV, as Buyer shall from time to time reasonably request; provided, however, that Buyer shall not have the right and shall not conduct (i) any review of any corporate minutes of Seller or (ii) any further environmental inspection or testing, without receiving Seller's express prior written consent therefor (to be determined in Seller's reasonable discretion); provided further, however, that any such access, testing and inspection shall be conducted at Buyer's expense, under the supervision of Seller's personnel, and that copies of any environmental reports prepared in connection therewith shall be simultaneously delivered to Seller.

                  (b) Information obtained by Buyer or Seller or any of their respective representatives pursuant to this Agreement shall be subject to the provisions of the confidentiality agreement between Buyer Parent and Seller Parent dated November 16, 2004, as amended (the "Confidentiality Agreement"), which Confidentiality Agreement remains in full force and effect except to the extent that it would expressly prohibit Buyer or Seller from taking any of the actions contemplated by this Agreement. The parties hereby agree that the Confidentiality Agreement shall terminate at Closing.

                  (c) Notwithstanding anything contained in this Agreement or the Confidentiality Agreement, neither Seller nor any of its Affiliates, or any of their respective officers, directors, employees, representatives, auditors and agents, shall have any obligation to disclose any particular information to Buyer (other than as expressly required in the proviso set forth in this Section 5.2(c) below) if such disclosure would (i) cause significant competitive harm to Seller or any of its Affiliates assuming the transactions contemplated by this Agreement are not consummated, (ii) jeopardize any attorney-client or other legal privilege, or (iii) violate any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof (including any confidentiality agreement to which Seller or any of its Affiliates is a party); provided, however, in any such instance in which Seller is withholding particular information from Buyer based on this Section 5.2(c), Seller shall (A) promptly so advise Buyer in writing, describing the basis for it withholding such information and (B) provide Buyer all information related to the subject matter of such withheld information to the extent that Seller can provide such related information (including aggregated or summary information) as Buyer may request provided that disclosure of such related information would not be restricted by clause (i), (ii) or (iii) of this Section 5.2(c).

                  (d) Subject to Section 5.13 and Article VII hereof, following the Closing, for so long as such information is retained by Buyer (which shall be for a period of at least six (6) years), Buyer shall permit Seller and its authorized representatives to have reasonable access and duplicating rights during normal business hours, upon reasonable prior notice to Buyer, to the books, records and personnel relating to the Combined Business with respect to the period prior to Closing, to the extent that such access may be reasonably required (i) in connection with the preparation of Seller's accounting records or with any audits, (ii) in connection with any suit, claim, action, proceeding or investigation relating to the Combined Business prior to the Closing, (iii) in connection with any regulatory filing or matter, or (iv) in connection with any other valid legal or business purpose of Seller; provided that Seller shall reimburse Buyer promptly for all reasonable and necessary costs and expenses incurred by the Buyer in connection with any such request.

                  (e) Buyer shall, at a Seller's request, cooperate with Seller (including making its employees available at reasonable times to respond to inquiries or to provide testimony to the extent applicable) as may be reasonably required in connection with the investigation and defense of any suit, claim, action, proceeding or investigation relating to the Combined Business that is pending at Closing or is brought by a third party other than Buyer or any Affiliate of Buyer against Seller or any of its Affiliates at any time after the Closing; provided, however, that Seller shall reimburse Buyer promptly for all reasonable costs and expenses incurred by Buyer arising out of Buyer taking any action that Buyer reasonably determines is necessary to respond to any such request, including fees and expenses of legal counsel engaged in connection therewith.

      Section 5.3. NO SOLICITATION; ACQUISITION PROPOSALS. From the date hereof until the first to occur of the Closing or until this Agreement is terminated in accordance with Article XI hereof, Seller shall not, directly or indirectly (a) solicit or initiate (including by way of furnishing any information) discussions with, or (b) enter into negotiations or agreements with, or (c) furnish any information to, any corporation, partnership, person or other entity or group (other than Buyer or its authorized representatives pursuant to this Agreement) concerning any inquiry or proposal for a merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution, spin-off transaction, sale of any substantial portion of its assets, sale of shares of stock or securities or other takeover or business combination transaction (an "Acquisition Proposal") involving any part of the Combined Business, Seller JV or the Assets, and Seller will instruct and cause its officers, directors, employees, agents, Affiliates, and other financial and legal representatives and consultants (collectively, "Seller Agents") not to take any action contrary to the foregoing provisions of this sentence. Seller will notify Buyer promptly of any proposals (including the terms thereof) that are received by, any information that is requested from, or any negotiations or discussions that are sought to be initiated with Seller or any Seller Agent with respect to an Acquisition Proposal, provided that Seller shall not have any obligation to disclose the identity of any Person making such a proposal or request. Seller shall, and shall cause each Seller Agent to, immediately cease any existing activities, discussions or negotiations with any third parties which may have been conducted on or prior to the date hereof with respect to an Acquisition Proposal and shall direct and cause its officers, advisors and representatives not to engage in any such activities, discussions or negotiations.

      Section 5.4. REASONABLE EFFORTS; FURTHER ASSURANCES; COOPERATION. Subject to the other provisions of this Agreement, the parties hereto shall each use their commercially reasonable efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this

Agreement and to cause the transactions contemplated herein to be effected, in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

                  (a) Seller and Buyer shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain any required approval of any Authority with jurisdiction over the transactions contemplated by this Agreement. Subject to
Section 5.2(c), each party shall furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated hereby. Each party shall promptly inform the other parties of any oral communication with, and provide copies of written communications with, any Authority regarding any such filings or any such transaction. No party shall independently participate in any formal meeting with any Authority in respect of any such filings, investigation, or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such Authority, the opportunity to attend and/or participate.

                  (b) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of this Agreement or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

                  (c) During the period commencing from the date hereof and ending on the Closing Date, Buyer shall (and shall cause its officers, directors, employees, agents and representatives to) not take any action that could reasonably be expected to impede the ability of such Buyer to consummate the transactions contemplated hereby except as otherwise permitted or required by this Agreement. During the period commencing from the date hereof and ending on the Closing Date, Seller shall (and shall cause its officers, directors, employees, agents, and representatives to) not take any action that could reasonably be expected to impede the ability of such Seller to consummate the transactions contemplated hereby (except as otherwise permitted or required by this Agreement). If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including, without limitation, the execution of additional instruments, the parties to this Agreement shall take all such necessary action as the other party may reasonably request (with the cost of such action to be borne by the party responsible for such action hereunder).

                  (d) Without limiting the provisions of Sections 5.4(a), each party shall use its commercially reasonable efforts to obtain, to assist any other party in obtaining, or to cause to be obtained, any consent or approval required by or from any person (other than a Authority) in connection with the consummation of the transactions contemplated hereby.

                  (e) Each party shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event known to such party which occurrence or failure would be likely to cause any representation or warranty of Seller or Buyer, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing or that will or may result in the failure to satisfy any of the conditions specified in Article VIII and (ii) any failure of Seller or Buyer, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder.

      Section 5.5. PUBLIC ANNOUNCEMENTS. The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated herein to the financial community, government agencies, employees or the general public shall be mutually agreed upon by Buyer and Seller in advance (unless Buyer or Seller is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by Law or applicable rule of the New York Stock Exchange and then only after consulting the other party and making a reasonable attempt to comply with the provisions of this Section).

      Section 5.6. REAL PROPERTY TITLE REPORTS. Buyer shall have the right to order title insurance commitments and as-built surveys for all or a portion of the Real Property. Buyer shall have the right to notify Seller in writing within 20 days following receipt of both the title insurance commitment and survey for any parcel of Real Property if such title insurance commitment or survey contains (a) any exception to good and marketable fee simple title other than a Permitted Encumbrance or (b) any matter that is a breach of a representation or warranty of Seller set forth in this Agreement (collectively, a "Title/Survey Objection"). To the extent Buyer notifies Seller of any Title/Survey Objection consisting of a lien for monies owed, then Seller shall be obligated to satisfy the obligation secured by such lien (or to otherwise cause such lien to be discharged) prior to the Closing. To the extent Buyer notifies Seller of any other Title/Survey Objection, Seller shall use commercially reasonable efforts to promptly cure such Title/Survey Objection after receipt of notice thereof. If Seller fails to cure any Title/Survey Objection within 20 days after receipt of notice thereof that (i) would constitute a Material Adverse Effect, or (ii) as to any parcel of Real Property (A) would have a material effect on the value of such parcel, or (B) would materially impair the ability of Buyer or Seller JV to use, occupy or sell such parcel or to assign its interest in such parcel, in each case for its respective present use, then Buyer shall have the right to terminate this Agreement pursuant to Section 11.1(c) hereof. In the event Buyer elects to close the transactions contemplated by this Agreement notwithstanding Seller's failure to cure any Title/Survey Objection, Buyer shall retain its rights to pursue a claim against Seller for any breach of representation or warranty by Seller, and nothing herein shall limit any representations or warranties of Seller with respect to the Real Property.

      Section 5.7. CASUALTY. In the event that prior to the Closing Date any of the Assets are damaged or destroyed by fire or other casualty to any extent (other than such damage as may be fully repaired by Seller prior to the Closing
Date), then Seller shall promptly give Buyer notice of such event and Seller shall assign to Buyer at the Closing all insurance proceeds payable under the insurance policies of Seller on account of such damage or destruction and pay to Buyer all such insurance proceeds previously paid, and pay to Buyer at the Closing an amount equal to the amount which the insurer is entitled pursuant to the terms of the applicable insurance policy to deduct from the proceeds otherwise payable to Seller on account of such casualty loss; provided, however, that, if, the casualty would constitute a Material Adverse Effect, the Closing condition set forth in Section 8.2(e) shall not be satisfied (unless waived in writing by Buyer) and Buyer shall have the right to terminate this Agreement pursuant to Section 11.1(c).

      Section 5.8. CONDEMNATION. In the event that prior to the Closing Date there shall be instituted against any portion of the Real Property any proceeding in condemnation, eminent domain or any written request for a conveyance in lieu thereof, or limiting or restricting access thereto or should Seller receive notice that such proceedings are threatened or have been commenced against such Real Property (hereinafter collectively referred to as "Condemnation Proceedings"), then Seller shall promptly give Buyer notice of such Condemnation Proceedings and Seller shall assign or pay to Buyer at the Closing all of Seller's right, title and interest in any award payable on account of such Condemnation Proceedings and pay to Buyer all such awards previously paid and Seller shall have no obligation to repair or restore the Real Property to be taken by said Condemnation Proceedings; provided, however, that, if, the Condemnation Proceedings would constitute a Material Adverse Effect, then the Closing condition set forth in Section 8.2(e) shall not be satisfied (unless waived in writing by Buyer) and Buyer shall have the right to terminate this Agreement pursuant to Section 11.1(c).

      Section 5.9. HSR FILINGS. Seller and Buyer shall each (a) take promptly all actions necessary to make the filings required of it or any of its Affiliates under the applicable Antitrust Laws, including the HSR Act, (b) comply at the earliest practicable date with any request for additional information or documentary material received by it or any of its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate in connection with any filing or submission under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry, including consulting with the other party in advance of arranging for or participating in any meeting with any Authority, concerning the transactions contemplated by this Agreement commenced by any of the Federal Trade Commission, the Antitrust Division of the Department of Justice or the Attorney General of any state. Seller and Buyer shall each use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Notwithstanding anything to the contrary herein, neither Buyer Parties nor Seller shall be required to (i) divest or hold separate, or accept any condition or limitation upon, any portion of their businesses, or (ii) divest or hold separate, or accept any condition or limitation upon, any portion of their respective businesses, products lines or assets. Seller and Buyer shall each promptly inform the other party of any material communication made to, or received by such party from, the Federal Trade Commission, the Department of Justice or any other Authority regarding any of the transactions contemplated hereby. Neither Buyer nor Seller shall enter into any proposed understanding, undertaking, or agreement with any Authority in connection with the transactions contemplated by this Agreement without the prior written consent of the other party. For purposes of this Agreement, "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state, foreign and multinational statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

      Section 5.10. BULK SALES WAIVER. In reliance upon Article X hereof, Seller and Buyer hereby waive compliance with the provisions of any applicable bulk transfer Laws.

      Section 5.11. NOTIFICATION OF CHANGES. Between the date hereof and the Closing Date, Seller shall promptly notify Buyer in writing of any event or occurrence known to Seller that has had or may reasonably be expected to have a Material Adverse Effect, or if known to Seller, the institution of or the threat of institution of legal, administrative or other proceedings against Seller related to the Combined Business, in which an adverse outcome could reasonably be expected to have a Material Adverse Effect, or the occurrence or existence of any unasserted proceedings known to Seller or Seller JV that are probable of assertion in which an adverse outcome could reasonably be expected to have a Material Adverse Effect. In addition, Seller shall give Buyer prompt written notice of any material adverse developments known to Seller that cause, or would be reasonably expected, with the passage of time, to cause a breach of any representation, warranty or covenant of Seller, or to interfere with the ability of Seller to perform its respective obligations hereunder; provided, however, that such disclosure shall not be deemed to amend or supplement the Schedules.

      Section 5.12. TRANSITION SERVICES AGREEMENT. At the Closing, Buyer and Seller shall enter into a transition services agreement (the "Transition Services Agreement") in the form attached hereto as Exhibit A.

      Section 5.13. LITIGATION SUPPORT. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand (other than to the extent the parties are adverse to each other in such matter) in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Combined Business, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor pursuant to Article X hereof).

      Section 5.14. HANDLING OF EXCLUDED ASSETS. Any Excluded Assets located physically on the Real Property shall be removed by Seller in compliance with all Laws at Seller's sole cost and expense and without interruption of the Combined Business. To the extent that the removal of such Excluded Assets requires any modifications or repairs to any of the Assets, Buyer and Seller shall discuss the nature and costs of such modifications or repairs, and Seller shall be responsible for all costs of such modifications or repairs whether occurring before or after the Closing. Seller shall be responsible for any damage to the Assets or any liability resulting from the removal of the Excluded Assets from the Real Property. Notwithstanding the foregoing, Buyer will cooperate with Seller in connection with Seller performing its obligations under its agreement with Smurfit Carton relating to the removal of the Recovery Boiler from the Real Property located in Demopolis, Alabama; provided that Seller will reimburse Buyer for all reasonably necessary costs and expenses incurred in connection therewith. For the period commencing on the Closing Date and ending on the date the recovery boiler is removed from the Real Property, Seller shall pay to Buyer a storage fee of $7,500 monthly; provided, however, that

Buyer shall not have any responsibility with respect to such recovery boiler during such storage period.

      Section 5.15. SELLER JV TAX MATTER. Buyer and Seller shall assist and cooperate with one another in good faith in the joint preparation of, and Seller shall cause to be filed when due, all income Tax Returns that are required to be filed by or with respect to Seller JV for the taxable year ended on the Closing Date, which income Tax Returns shall include (unless Buyer determines otherwise, in its discretion) a valid and binding election under Section 754 of the Code or the corresponding election under governing state or local Law and shall be prepared in a manner consistent with prior practice and in accordance with applicable Law.

      Section 5.16. SEC FINANCIAL STATEMENTS. Seller shall cooperate in good faith with the Buyer Parties in connection with the preparation by the Buyer Parties and its accountants of financial information and other financial disclosure of Buyer Parties relating to the transactions contemplated by this Agreement and the Combined Business, including without limitation, the Management's Discussion and Analysis of Financial Condition and Results of Operations disclosure required by Regulation S-K relating to the Combined Business ("MD&A"). Buyer will draft and have responsibility for preparing the MD&A, and Seller will support the preparation of the MD&A by providing information, explaining variances and reviewing drafts of this disclosure. Seller will provide to Buyer within the timeframes listed below unaudited balance sheets and statements of income (which shall include income statements that allocate to the applicable fiscal periods matters and adjustments that are typically only made at fiscal year end), shareholders' equity and cash flow of the Combined Business, including the notes thereto (collectively, the "Quarterly Financial Statements"): (a) for each fiscal 2005 quarter ended prior to the Closing Date (other than the quarter ended April 3, 2005, which is included in the Financial Statements), which financial statements shall be provided to Buyer no later than 40 days after the Closing Date, (b) for (i) the fourth fiscal quarter in the fiscal year ended December 28, 2003, and (ii) each of the four fiscal quarters in the fiscal year ended January 2, 2005, which financial statements shall be provided to Buyer no later than June 30, 2005, and (c) for the stub period from the end of the last fiscal 2005 quarter ended prior to the Closing Date to the Closing Date, which financial statements for such stub period shall include a balance sheet and income statement, without notes thereto, and which financial statements shall be provided to Buyer no later than 40 days after the Closing Date; provided that if the Closing occurs on or before June 30, 2005, Seller will provide Buyer with the financial information described in clauses (a) and (c) above by the earlier of (x) July 22, 2005 and
(y) 40 days after the Closing Date. The Quarterly Financial Statements shall be prepared in a manner consistent with the Carve Out Audited Financial Statements. If at any time prior to seven (7) months after the Closing Date the Buyer Parties (in order to comply with the requirements of any Authority or Laws) or Buyer's lender require any additional financial information (other than the Financial Statements and the Quarterly Financial Statements) or any revisions or supplements to such financial statements, Seller will use its good faith efforts to provide such financial information as promptly as reasonably practicable; provided, however, that any auditing fees or expenses of Seller's outside auditor incurred in connection therewith shall be paid by Buyer; provided, further, that if such additional information is requested after the Closing Date, in addition to paying all outside auditing costs, Buyer shall reimburse Seller for Seller's other reasonable costs relating thereto. All such additional financial information provided by Seller shall be, to the knowledge of Seller, accurate in all material respects as of the dates of or for the periods covered by such additional financial information. Notwithstanding anything to the contrary contained herein (but without limiting any representation or warranty contained herein), Seller shall not be liable for any filing made or failed to be made by Buyer with the SEC or any other Authority with respect to the Assets or the Combined Business. Seller's obligation to incur out-of-pocket costs in connection with preparing the financial statements (other than the Financial Statements) and additional financial information contemplated by this Section 5.16 shall not exceed in the aggregate $250,000.

      Section 5.17. CHIP SUPPLY AGREEMENT. At the Closing, Buyer and Seller shall enter into a softwood supply agreement (the "Chip Supply Agreement") in the form attached hereto as Exhibit B.

      Section 5.18. CUSTOMER AND SUPPLIER VISITS.

                  (a) Seller will contact the principal customers and principal suppliers of the Combined Business prior to Closing in order to respond to customer and supplier inquiries and to solicit any necessary customer or supplier consents or approvals and will keep Buyer reasonably updated as to the status of such contacts. If any such customer or supplier requests to Seller to meet or have contact with Buyer, Seller shall not unreasonably object to such meeting or contact.

                  (b) During the period commencing on the date hereof and ending on the Closing Date, except as contemplated by this Section 5.18 and communication with customers or suppliers of Buyer Parties who are also customers or suppliers of Seller or Seller JV (each such customer or supplier, a "Common Party"), without the prior written consent of Seller (which may be withheld in its sole discretion), Buyer shall not, and shall cause its officers, directors, employees and other representatives not to, contact any suppliers to, or customers of, the Combined Business in connection with or pertaining to the transactions contemplated by this Agreement. In the event Seller provides such consent, a management employee of Seller, reasonably satisfactory to Buyer, shall at all times accompany Buyer's representative(s) to any meeting with such suppliers or customers and shall participate with Buyer's representative in any such discussions.

                  (c) If a Common Party requests a meeting with Buyer regarding the transactions contemplated hereby or the relationship between Buyer and such Common Party in respect of the Combined Business ("Sale Transaction Matters"), Buyer shall be permitted to have contact with such Common Party or meet with such Common Party without the consent of Seller, provided that Buyer shall exercise best efforts to notify Seller of Buyer's intention to have contact or meet with such Common Party with respect to Sale Transaction Matters. With respect to any other substantive communication by Buyer with a Common Party regarding Sale Transaction Matters, Buyer shall exercise best efforts to advise Seller of such communication promptly following such communication.

      Section 5.19. RELEASE OF OBLIGATIONS AND REPLACEMENT ARRANGEMENTS. Buyer shall cooperate with Seller in Seller's efforts to obtain Seller's release from its obligations under the IDB Lease. Buyer shall also (a) cooperate with Seller in obtaining Seller's release from its obligations under the letters of credit, surety bonds, guarantees and performance bonds listed on

Schedule 1.3(o) and (b) use commercially reasonable efforts to enter into commercially reasonable replacement arrangements for such letters of credit, surety bonds, guarantees and performance bonds with the counterparties thereto as necessary to obtain Seller's release from such letters of credit, surety bonds and performance bonds.

      Section 5.20. EXCLUDED MILL PROPERTY. Buyer and Seller acknowledge that certain portions of the IDB Leasehold Parcel and the Fee Parcels located approximately as cross-hatched on the drawing attached hereto as Schedule 5.20 are intended by Buyer and Seller to be Excluded Assets hereunder for all purposes (the "Excluded Mill Property"), except as set forth in the last sentence of this Section 5.20. In order to facilitate such exclusion, Buyer and Seller agree that prior to Closing, at Seller's expense, (a) Seller shall cause the boundaries of the Excluded Mill Property to be staked and pinned by a surveyor licensed in the State of Alabama, based upon the cross-hatched location shown on the drawing attached hereto as Schedule 5.20, but with such minor variations thereto as Buyer and Seller shall reasonably agree based upon the surveyor's reasonable recommendations in connection with any physical obstacles or other logistical difficulties encountered as the staking and pinning is performed, (b) Seller shall cause the surveyor to prepare ALTA surveys to be completed with respect to the Excluded Mill Property, which surveys shall be jointly certified to Buyer and Seller, (c) Seller shall cause the surveyor preparing such surveys to prepare accurate and complete metes and bounds legal descriptions of the Excluded Mill Property, to be included on the face of the surveys, (d) Seller shall, prior to the Closing, comply with any and all applicable Real Property Laws required to be complied with in order for the Excluded Mill Property to constitute legally separate parcels of land from the remainder of the Seller Real Property, including without limitation obtaining any necessary permits and approvals from any applicable Authority having jurisdiction with respect thereto and (e) Seller shall use its commercially reasonable efforts to obtain any consents or approvals required under the Bonds and the IDB Leases for the removal of the Excluded Mill Property to the extent any portion thereof is located on the IDB Leasehold Parcel and shall pay any and all costs or fees in connection therewith, including without limitation any defeasance or prepayment fees or expenses, any release prices and any attorneys fees and expenses in connection therewith, and in connection therewith Seller shall cause such portion of the Excluded Mill Property to be conveyed to Seller simultaneously with the Closing. Seller and Buyer agree that, as promptly as practicable after the Closing, Seller shall cause any and all applicable Authorities to recognize the Excluded Mill Property as separate and distinct tax parcels from the Seller Real Property such that all Taxes therefor shall be due and payable by Seller and no lien with respect thereto shall affix to the Seller Real Property after the Closing (other than Permitted Encumbrances), and if necessary for Seller to access the Excluded Mill Property, Seller and Buyer shall negotiate reasonable access easements to provide Seller with reasonable rights of ingress and egress to the Excluded Mill Property, and the locations of such easements shall be shown on the survey, provided that such easement shall provide that Buyer shall reserve the right to reasonably relocate such easements at any time and from time to time and the easements shall contain language requiring Seller to carry appropriate insurance and to indemnify Buyer in connection with Seller's use of the easement areas. Seller shall do or cause to be done any and all other actions or obtain any and all other consents as may be reasonably necessary or appropriate to further the foregoing and the treatment in all respects of the Excluded Mill Parcel as separate and distinct legal parcels from the Seller Real Property. If Buyer requests access rights, easements or similar rights or interests in or with respect to the portion of the Excluded Mill Parcel described as the "Black Liquor Ponds" or the "Dumps" on
Schedule 5.20 in order to maintain, modify or obtain an Environmental Permit in connection with the operation of the Combined Business for industrial use, Seller will grant such rights, easements or interest to Buyer at Closing for no additional consideration and otherwise on terms and conditions reasonably acceptable to Buyer, including that such rights, easements or interest will run with the land.

      Section 5.21. NET WORTH AND SALE AGREEMENT. For a period ending five (5) years after the Closing, (a) Seller and its subsidiaries will at all times keep and maintain Consolidated Net Worth (hereinafter defined) at an amount not less than $200,000,000, unless and until Seller completes a sale in accordance with subsection (b), and (b) Seller shall not sell all or substantially all of its assets (including the assets of its subsidiaries), unless (i) the buyer of such assets agrees to assume the obligations of Seller to Buyer under this Agreement (including, without limitation, the net worth obligations set forth in subsection (a) of this Section 5.21) and (ii) Seller provides Buyer with advanced notice of such sale and a copy of an instrument of assumption with such buyer that is in compliance with this provision. "Consolidated Net Worth" means, as of the date of any determination thereof, the amount of the Seller's shareholders' equity as determined in accordance with generally accepted accounting principles and consistent with Seller's historical audited consolidated financial statements based on the balance sheet of Seller at the end of Seller's immediately preceding fiscal quarter. For a period ending five
(5) years after the Closing, (i) within 45 days after the end of each of Seller's fiscal quarters, Seller shall deliver to Buyer a certificate of Seller's Chief Financial Officer certifying that Seller is in compliance with the covenants in this Section 5.21 and (ii) within 90 days after the end of each of Seller' fiscal years, Seller shall deliver to Buyer (A) a letter from Seller's independent accountants confirming that Seller's Consolidated Net Worth is not less than $200,000,000 or (B) a copy of its audited financial statements, reflecting a Consolidated Net Worth of not less than $200,000,000. Seller shall not declare or pay a dividend or make any distribution to its stockholders or otherwise transfer any assets to or engage in any transactions with its stockholders or their affiliates (other than transfers for fair value) if, at the time of or immediately following such dividend, distribution, transfer or transaction, Seller is not or would not be in compliance with the foregoing covenants (any such action being a "Prohibited Transaction"). Any Prohibited Transaction shall be void and any funds or assets of Seller so distributed, dividended or transferred shall be held in a constructive trust for the benefit of Buyer hereunder.

      Section 5.22. RELEASE OF ENCUMBRANCES. Prior to or at the time of the Closing, Seller shall pay and otherwise satisfy any obligations secured by any liens or other encumbrances affecting any real or personal property constituting a part of the Assets (other than Permitted Encumbrances and those encumbrances relating solely to Assumed Liabilities) and Seller shall cause the release of all such liens or other encumbrances. Seller shall use commercially reasonable efforts to satisfy its obligations under Section 5.22 prior to the Closing and, if any such obligations are not satisfied by the Closing, Seller shall cause them to be satisfied promptly as practicable thereafter.

      Section 5.23. OPTION AGREEMENT. At the Closing, Buyer and Seller shall enter into an option agreement (the "Option Agreement") in the form attached hereto as Exhibit C.

      Section 5.24. MAPLESVILLE AGREEMENT. At the Closing, Buyer and Seller shall enter into a warehouse services agreement related to warehousing services provided by Seller to Buyer at

Seller's facility in Maplesville (the "Maplesville Agreement") in the form attached hereto as Exhibit D.

      Section 5.25. HEADQUARTERS LEASE. At the Closing, Buyer and Seller shall enter into a lease for office space in Seller's corporate headquarters in Tuscaloosa, Alabama (the "Headquarters Lease") in the form attached hereto as Exhibit E.

      Section 5.26. ROOSTER BRIDGE LEASE. At the Closing, Buyer and Seller shall enter into a lease allowing Buyer to use and purchase pursuant to an option Seller's wastewood disposal site located in Sumter County, Alabama (the "Rooster Bridge Lease") in the form attached hereto as Exhibit F.

      Section 5.27. PRIMACY RELOCATION PROCEEDS. From and after the Closing Date, Buyer will promptly pay Seller all proceeds from the sale of an Employee Home (as such term is defined in the Agreement for Relocation Services, dated as of May 8, 2000, between Seller and Primacy Relocation, LLC (the "Relocation Agreement")) that was acquired by Seller in accordance with the Relocation Agreement on or prior to the Closing Date.

                                  ARTICLE VI.

                      EMPLOYEES AND EMPLOYEE BENEFIT PLANS

      Section 6.1. EMPLOYMENT OF SELLER'S EMPLOYEES.

                  (a) Seller shall use commercially reasonable efforts to retain through the Closing the services of all employees employed principally in the operation of the Business and Seller shall not discourage or dissuade any such employee from making available their employment services to Buyer. Except as set forth in Schedule 6.1(a), Seller agrees that to the extent Seller agrees to provide additional compensation (such as a stay bonus) to any employee if such employee continues employment for a period of time prior to the Closing, then the payment of such additional compensation shall be conditioned on such employee not rejecting an offer of employment by Buyer provided that the salary/wage compensation offered to such employee by Buyer is comparable to such employee's current salary/wage compensation.

                  (b) Effective as of the Closing Date, Buyer (or its designated Affiliate) shall have the right (but not the obligation) to offer employment to any employee who is employed by Seller directly in connection with the Business on terms established by Buyer, in its sole discretion, but subject to Section
6.2. On or before the Closing Date, Buyer shall deliver a written offer of employment to all employees of the Business whom Buyer desires to hire. To the extent permitted by applicable Laws, Buyer shall complete all of Buyer's pre-hiring procedures (including, but not limited to, drug tests and background investigations) for such employees prior to Closing. Those employees who accept such offers of employment effective as of the Closing Date shall be referred to herein as the "New Employees." Buyer's hiring practices in connection with the employees offered employment by Buyer shall be conducted in compliance with all applicable Laws. To the extent that any of Buyer's pre-hiring procedures cannot be completed under applicable Laws prior to Buyer making an offer to any employee, then if such person begins employment with Buyer but, during the two weeks following the

Closing, subsequently fails to satisfy such pre-hiring procedures, such person shall not be a New Employee under the terms of this Agreement.

                  (c) From and after the Closing Date, Seller shall remain solely responsible for any and all liabilities in respect of the New Employees and their beneficiaries and dependents relating to or arising in connection with or as a result of (i) the employment or the actual or constructive termination of employment of any New Employee by Seller (including, without limitation, in connection with the consummation of the transactions contemplated by this Agreement), (ii) the participation in, or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, any employee or retiree benefit or compensation plan, program, practice, policy, agreement or arrangement of Seller relating to periods prior to the Closing Date, or (iii) except as provided in Section 6.2(c), accrued but unpaid salaries, wages, bonuses, severance payments, incentive compensation, vacation or sick pay, or other compensation or payroll items (including, without limitation, deferred compensation) relating to periods prior to the Closing Date. Notwithstanding the foregoing, Buyer shall assume and pay any such liabilities that are included in the Current Liabilities on the Final Working Capital Schedule, but only up to the amount so included.

                  (d) For a period commencing on the date hereof and ending two
(2) years after the Closing Date, without the prior written consent of Seller, Buyer shall not, and shall not cause its affiliates to, in any manner directly or indirectly, solicit for employment or attempt to solicit for employment, on its behalf or on behalf of any other person, any employee of Seller who was not principally employed by Seller or Seller JV in the operation of the Combined Business prior to the Closing Date (a "Non-Business Employee"); provided, however, that nothing herein shall prevent Buyer from soliciting or hiring, on its behalf or on behalf of any other person, a Non-Business Employee after such person ceases to be an employee of Seller, so long as Buyer did not solicit such person to leave the employ of Seller. Prior to Closing, Seller shall deliver to Buyer a list of all Non-Business Employees, and shall supplement such list upon request from Buyer.

      Section 6.2. WELFARE AND FRINGE BENEFIT PLANS.

                  (a) From and after the Closing Date, the New Employees and their eligible dependents shall be eligible to participate in such employee benefit plans, programs, policies and arrangements that Buyer or its Affiliates establishes for and makes available to New Employees generally. Without limiting the generality of the foregoing, Buyer shall provide group health care coverage to New Employees comparable to group health benefits provided to other similarly situated employees of Buyer as such benefits may be modified from time to time. In no event shall Buyer be responsible for any claims for group health benefits or other welfare benefits that are incurred before the Closing. For purposes of the foregoing sentence, a claim shall be considered incurred when the services are rendered or the supplies or medications are provided, and not when the condition arose.

                  (b) Seller shall be solely responsible for and retain all liabilities under all of Seller's post-retirement welfare Plans covering the New Employees other than pursuant to Section 6.8. Subject to Buyer's obligations pursuant to paragraph (a) above, Seller shall continue on and after the Closing Date to be solely responsible for COBRA continuation coverage for all employees of Seller (and their eligible dependents) terminated at or prior to the Closing and Seller shall be responsible for any other COBRA obligations imposed on Seller or any obligations of Buyer arising as a result of Seller terminating any such Plans. The term "COBRA" refers to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  (c) As soon as practicable following the Closing Date, Seller shall make all payments to New Employees required under and in accordance with the terms of any Seller welfare benefit plan or payroll practice, including, without limitation, any severance pay and flexible spending account plans. In addition, as soon as practicable after the Closing Date, Seller shall pay to all New Employees all accrued but unused vacation and other paid time off pay, reimbursements and other similar payments, for which New Employees were approved before the Closing Date, even if they complete the requirements for such payments after the Closing Date; and a pro-rated portion of all bonus or other incentive amounts earned for the period in which the Closing Date occurs. Notwithstanding the foregoing, solely with respect to New Employees covered by the Labor Agreement (as hereinafter defined), Buyer shall assume and honor all vacation pay or leave that accrued prior to the Closing and shall provide such pay or leave in accordance with the Labor Agreement, and proper accruals for such items shall be included in the Preliminary and Final Working Capital Schedule.

      Section 6.3. WORKERS' COMPENSATION; DISABILITY. From and after the Closing Date, Seller shall remain solely responsible for any and all liabilities to or in respect of any of its employees, including any New Employee, relating to or arising in connection with any and all claims for workers' compensation benefits arising in connection with any occupational injury or disease occurring prior to the Closing Date in accordance with Seller's Plans. From and after the Closing Date, Seller shall remain solely responsible for any and all liabilities to or in respect of any of its employees, including any New Employee, relating to or arising in connection with any and all claims for short-term or long-term disability benefits arising in connection with any injury or disease occurring or existing on or prior to the Closing Date whether reported before or after the Closing Date in accordance with Seller's Plans.

      Section 6.4. EMPLOYMENT TAXES; FILING REQUIREMENTS. Seller shall be responsible for all Taxes imposed, and withholding or deductions to be made from wages as required by Law, with respect to Seller's employees for all wages earned for work performed as an employee of Seller prior to the Closing Date. Buyer shall have no liability for, or obligation in relation to, any Taxes or withholdings described in the previous sentence, including, but not limited to, Taxes imposed under the United States Federal Insurance Contributions Act (FICA) and the United States Federal Unemployment Tax Act (FUTA), except to the extent such Taxes are included in the Current Liabilities on the Final Working Capital Schedule, but only up to the amount so included. Seller shall be responsible for the filing of all required filings, including Forms W-2, with respect to all employees of the Business for all periods prior to the Closing Date, and Buyer shall have no responsibility with respect thereto. Seller and Buyer agree that the provisions of the "Standard Procedure" of section 4 of Revenue Procedure 2004-53, 2004-34 Internal Revenue Bulletin 320, shall apply with respect to all of the New Employees.

      Section 6.5. ACCESS TO RECORDS. To the extent that Seller has not provided to Buyer business and employee records and files related to the conduct of the Business prior to the Closing Date (including, without limitation, personnel files and accounting, payroll, purchasing and sales records), Seller shall maintain such records for seven years and Buyer shall be entitled to inspect or obtain copies of such records from Seller promptly following Buyer's request therefor.

      Section 6.6. 401(k) PLAN.

                  (a) As soon as practicable following the Closing Date, Seller shall cause the vested account balances of all New Employees in any Qualified Plan that is qualified under section 401(k) of the Code to be distributed in accordance with the terms of such Qualified Plans (treating the New Employees as having severed from employment within the meaning of such plans), and Buyer shall permit such New Employees to directly roll over such distributions (including outstanding loan balances) to a plan of Buyer that is a defined contribution plan qualified under sections 401(a) and 401(k) of the Code.

                  (b) On or before the Closing Date, Seller shall direct and cause Vanguard Fiduciary Trust Company, the trustee of the GSPC Master Savings and Investment Trust, to transfer the assets it holds in said master trust with respect to the Seller JV 401(k) plan on the Closing Date or as promptly as practicable after the Closing Date to a separate, stand-alone tax-exempt trust for which Vanguard Fiduciary Trust Company serves as trustee.

      Section 6.7. PENSION PLAN FOR BUSINESS EMPLOYEES, LABOR AGREEMENT.

                  (a) Buyer shall not assume any of Seller's rights and obligations with respect to the Pension Plan. As of the Closing: (i) the employees of the Business shall cease active participation in the Pension Plan and no additional benefits shall accrue for them thereunder and (ii) Seller shall retain all assets, liabilities and obligations under the Pension Plan.

                  (b) At the Closing, any New Employees covered by the Labor Agreement (as hereinafter defined) who are accruing benefits under the Pension Plan immediately prior to the Closing shall become participants in a pension plan sponsored by Buyer or one of its Affiliates that shall provide benefits as required under the Labor Agreement with respect to periods of employment with Buyer and its Affiliates following the Closing.

                  (c) Buyer has reviewed all terms of the Labor Agreement by and between GSPC Enterprises, Inc. (Demopolis Plant) and Paper Allied-Industrial Chemical & Energy Workers International Union, AFL-CIO and its Locals No. 719 and No. 1835, effective December 13, 2004 (the "Labor Agreement"), including specifically the following provision in the Labor Agreement:

            The Company agrees that, if during the life of this Agreement, it discontinues operations, sells, leases, transfers, or assigns the operations covered by this Agreement, it shall inform the purchaser, lessee, transferee or assignee of the exact terms of this Agreement and shall make the sale, lease, transfer or assignment conditional upon the purchaser, lessee, transferee or assignee, assuming all the obligations of the Agreement until its expiration date and treating the affected employees of the Bargaining Unit in accordance with the terms of the Agreement.

Buyer agrees that effective as of the Closing Date and subject to the conditions and limitations of Sections 1.4(a) and 1.4(c) hereof, Buyer will assume all rights, obligations and liabilities under the Labor Agreement in compliance with the language set forth above and will offer continued employment to all bargaining unit employees at the Demopolis plant, subject to the provisions of the Labor Agreement.

                  (d) Following the Closing, Seller shall amend the Pension Plan to provide that any New Employee covered by the Labor Agreement who is subject to the cost of living adjustment under Section 5.1 of the Pension Plan shall be entitled to such adjustment as of December 31, 2005 and each December 31 thereafter through December 31, 2008, provided that such New Employee is employed by the Buyer or any of its Affiliates as of such December 31. On or before each December 31, 2005, and on or before each December 31 thereafter to and including December 31, 2008, Buyer will notify Seller after any such New Employee ceases to be employed by Buyer. Buyer and Seller acknowledge that the Purchase Price will be adjusted at Closing pursuant to clause (z) of Section 2.1 to compensate Seller for certain payments described in Schedule 2.1 made or to be made by Seller after the Closing Date under the Labor Agreement. Seller agrees that such adjustment of the Purchase Price shall satisfy in full Buyer's obligation to reimburse Seller in respect of such payments and that Buyer will be fully discharged from any further obligation relating thereto.

      Section 6.8. POST-RETIREMENT LIFE INSURANCE BENEFITS. Buyer shall be responsible for providing the post-retirement life insurance benefits as set forth on Schedule 1.4(c). Buyer and Seller acknowledge that the Purchase Price will be adjusted at Closing pursuant to clause (z) of Section 2.1 to compensate Buyer for the assumption by Buyer of certain obligations of Seller to pay post-retirement benefits to New Employees described in Schedule 2.1. Buyer agrees that such adjustment of the Purchase Price shall satisfy in full Seller's obligation to reimburse Buyer in respect of such post-retirement life insurance benefits and that Seller will be fully discharged from any further obligation relating thereto.

      Section 6.9. WARN ACT.

                  (a) Buyer shall be responsible for all liabilities or obligations arising under the WARN Act ("WARN Act Liabilities") arising out of or resulting from any decision by Buyer to reduce the number of employees at the Real Property included in the Assets (including New Employees) on or after the Closing Date. Notwithstanding the foregoing, if any WARN Act Liabilities are incurred as a result of employees at the Real Property not accepting an offer of employment by Buyer or failing to satisfy Buyer's reasonable pre-hiring process, Seller shall be responsible for such liabilities.

                  (b) Except as set forth in Section 6.8(a), Seller shall be responsible for any WARN Act Liabilities arising out of or resulting from Seller's termination of any employees of the Business not hired by Buyer in connection with the Closing (whether or not such employees were employed by the Business), including, without limitation, any employees located at Seller's facilities in Tuscaloosa, Alabama.

      Section 6.10. DEFERRED COMPENSATION PLANS. Effective as of the Closing Date, Seller shall cause all New Employees to become fully vested in their accounts or benefits under any nonqualified deferred compensation plans of Seller or its Affiliates, and such accounts or benefits shall be distributed to such New Employees in accordance with the terms of such plans.

                                  ARTICLE VII.

                   CONFIDENTIAL INFORMATION AND TRADE SECRETS

      Section 7.1. DEFINITIONS. For the purposes of this Article VII, the following definitions shall apply:

                  (a) "Confidential Information" shall mean any data or information of Seller or Seller JV (including data or information that constitutes a part of the Assets), other than Trade Secrets, which is valuable to the operation of a business and not generally known to competitors; provided that "Confidential Information" shall not include information that (i) is in the public domain, (ii) is published or otherwise becomes part of the public domain through no fault of Seller or Buyer, as the case may be, or (iii) becomes available to Seller or Buyer after the Closing on a non-confidential basis from a source that did not acquire such information (directly or indirectly) from Seller or Buyer, as the case may be, on a confidential basis.

                  (b) "Trade Secrets" shall mean all technical or nontechnical data, a formula, pattern, compilation, program, including, without limitation, computer software and related source codes, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers of Seller or Seller JV, or other information of Seller or Seller JV similar to any of the foregoing (including data or information that constitutes a part of the Assets), which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use. For purposes of this Article VII, the term Trade Secrets shall not include information that Seller or Buyer can show by competent proof becomes generally known to the public after the Closing Date through no act or omission of such party.

      Section 7.2. TRADE SECRETS. From and after the Closing Date, Seller shall hold in confidence all Trade Secrets related to the Combined Business ("Business Trade Secrets"), and shall not disclose, publish or make use of Business Trade Secrets at any time after the date hereof without the prior written consent of Buyer. Nothing in this Agreement shall diminish the rights of Buyer regarding the protection of Business Trade Secrets and other intellectual property pursuant to applicable Law. From and after the Closing Date, Buyer shall hold in confidence all Trade Secrets of Seller other than Business Trade Secrets ("Non-Business Trade Secrets"), and shall not disclose, publish or make use of Non-Business Trade Secrets at any time after the date hereof without the prior written consent of Seller. Nothing in this Agreement shall diminish the rights of Seller regarding the protection of Non-Business Trade Secrets and other intellectual property pursuant to applicable Law.

      Section 7.3. CONFIDENTIAL INFORMATION. Seller hereby agrees that, for a period of three (3) years following the Closing Date, Seller shall hold in confidence all Confidential Information related to the Combined Business and will not disclose, publish or make use of such Confidential Information without the prior written consent of Buyer. Buyer hereby agrees that, for a period of

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three (3) years following the Closing Date, Buyer shall hold in confidence all
Confidential Information of Seller (other than Business Trade Secrets and Confidential Information related to the Combined Business) and will not disclose, publish or make use of such Confidential Information without the prior written consent of Seller.

      Section 7.4. SEVERABILITY. If a judicial or arbitral determination is made that any of the provisions of this Article VII constitutes an unreasonable or otherwise unenforceable restriction against Seller or Buyer, the provisions of this Article VII shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to Seller or Buyer. In this regard, Seller and Buyer hereby agree that any judicial Authority construing this Agreement shall be empowered to sever any portion of any time period from the coverage of this
Article VII and to apply the provisions of this Article VII to the remaining portion of the remaining time period not so severed by such judicial or arbitral Authority. Moreover, notwithstanding the fact that any provision of this Article VII is determined not to be specifically enforceable, Buyer or Seller, as applicable, shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by Seller or Buyer. The time period during which the prohibitions set forth in this Article VII shall apply shall be tolled and suspended for a period equal to the aggregate time during which Seller or Buyer violates such prohibitions in any respect.

      Section 7.5. INJUNCTIVE RELIEF. Seller and Buyer hereby agree that any remedy at law for any breach of the provisions contained this Article VII shall be inadequate and that the Buyer Parties or Seller shall each be entitled to injunctive relief in addition to any other remedy such Buyer Parties or Seller might have under this Agreement.

                                 ARTICLE VIII.

                                   CONDITIONS

      Section 8.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the transactions contemplated in this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

                  (a) On the Closing Date, there shall be no injunction, writ or preliminary restraining order or any order of any nature in effect issued by any Authority to the effect that the transactions contemplated hereby may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced by any Authority for the purpose of obtaining any such injunction, writ or preliminary restraining order or other material equitable relief with respect to the transactions contemplated hereby, and no written notice shall have been received from any such agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

                  (b) The applicable waiting period under the HSR Act shall have expired or shall have been terminated.

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

      Section 8.2. CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to effect the transactions contemplated under this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

                  (a) The representations and warranties of each Seller set forth in this Agreement (i) if qualified in any respect as to materiality (including, without limitation, references to all material respects), shall be true and correct, and (ii) if not qualified as to materiality, shall have been true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date.

                  (b) Each Seller shall have complied with or performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

                  (c) Each Seller shall have furnished Buyer with a certificate executed by its President and Chief Financial Officer, as to compliance with the conditions set forth in Sections 8.2(a) and (b).

                  (d) Buyer shall have received an opinion of King & Spalding LLP, dated the Closing Date, substantially in the form attached hereto as Exhibit G (the "Seller Opinion").

                  (e) Between the date of this Agreement and the Closing, there shall not have been any Material Adverse Effect.

                  (f) All consents, approvals and other requirements (i) for the assignment of the IDB Leases and the transfer of the Bonds and (ii) for the subdivision of the IDB Leasehold Parcel and the transfer of the Excluded Mill Property to Seller shall have been obtained or satisfied.

                  (g) Seller shall have delivered to Buyer evidence of a lien release instrument reasonably satisfactory to Buyer's title company that the obligations secured by the Hazelton Lien have been satisfied.

                  (h) Seller shall have executed and delivered to Buyer a copy of the Transition Services Agreement in the form attached hereto as Exhibit A, the Chip Supply Agreement in the form attached hereto as Exhibit B, the Option Agreement in the form attached hereto as Exhibit C, the Maplesville Agreement in the form attached hereto as Exhibit D, the Headquarters Lease in the form attached hereto as Exhibit E and the Rooster Bridge Lease in the form attached hereto as Exhibit F.

      Section 8.3. CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of Seller to effect the transactions contemplated under this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

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

                  (a) The representations and warranties of the Buyer Parties set forth in this Agreement (i) if qualified in any respect as to materiality (including, without limitation, references to all material respects), shall be true and correct, and (ii) if not qualified as to materiality, shall have been true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date.

                  (b) Each Buyer Party shall have complied with or performed in all material respects all covenants and agreements required to be performed by it under this Agreement prior to the Closing.

                  (c) Each Buyer Party shall have furnished Seller with a certificate of its President and Chief Financial Officer as to compliance with the conditions set forth in Sections 8.3(a) and (b).

                  (d) Buyer shall have executed and delivered to Seller a copy of the Transition Services Agreement in the form attached hereto as Exhibit A, the Chip Supply Agreement in the form attached hereto as Exhibit B, the Option Agreement in the form attached hereto as Exhibit C, the Maplesville Agreement in the form attached hereto as Exhibit D, the Headquarters Lease in the form attached hereto as Exhibit E and the Rooster Bridge Lease in the form attached hereto as Exhibit F.

                                   ARTICLE IX.

                                     CLOSING

      Section 9.1. THE CLOSING. The consummation of the transactions contemplated by this Agreement are herein referred to as the "Closing." The "Closing Date" shall be the date on which the Closing occurs. The Closing shall occur as soon as practicable (and in any event, within ten (10) business days), following the satisfaction or waiver of the conditions set forth in Article VIII, or on such other date as shall be mutually agreed by the parties. The Closing shall take place at the offices of Rogers & Hardin LLP, or at such other place as Seller and Buyer shall agree. The effective time of the Closing shall be 12:01 a.m. on the Closing Date.

      Section 9.2. DOCUMENTS TO BE DELIVERED BY SELLER. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

                  (a) limited or special warranty deeds (or the equivalent thereof in each jurisdiction where real property is being transferred) in recordable form which conveys to Buyer title to the Fee Parcels and assignment and assumption of the IDB Lease, each to be subject to any Permitted Encumbrances and the Assumed Liabilities, together with such bills of sale, patent, trademark and other instruments of assignment, and other conveyance documents reasonably requested by Buyer, dated the Closing Date, transferring to Buyer all of Seller's right, title and interest in and to the Assets together with possession of the Assets all in a form reasonably satisfactory to Buyer; Seller will provide to Buyer's title insurance company (i) customary good standing certificates and corporate authorizations, (ii) owner's affidavits

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

acceptable to such title insurer to remove any exception for (A) mechanics' or materialmans' liens and (B) rights of parties in possession, (iii) a gap indemnity acceptable to such title insurer for insuring over the "gap" (i.e., the time period from the effective date of this title company's last checkdown of title to the date of recording of the deed); and (iv) any other certificates, affidavits, indemnities or other documents or instruments reasonably requested by Buyer's title insurance company to allow Buyer to receive title policies at the Closing in form reasonably acceptable to Buyer; provided that none of such documents, agreements or instruments shall expand the warranties of Seller to Buyer hereunder with respect to the Assets, including the Fee Parcels or the Assumed Liabilities;

                  (b) documents evidencing the assignment and assumption of the Assumed Contracts and of any liabilities or obligations assumed by Buyer pursuant to Sections 6.7(c) hereof and the assignment of any assignable Permits;

                  (c) a copy of resolutions of the board of directors, shareholders, partners and members of each Seller authorizing the execution, delivery and performance of this Agreement by each Seller and a certificate of the secretary or assistant secretary of each Seller, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                  (d) certificates from the Secretary of State of the State of Delaware evidencing the good standing of each Seller and Seller JV;

                  (e) a certificate, dated the Closing Date, executed by the President and Chief Financial Officer of each Seller certifying to the fulfillment of the conditions specified in Sections 8.2(a) and 8.2(b);

                  (f) the affidavit of each Seller required by Section 1445
(b)(2) of the Code;

                  (g) the Seller Opinion;

                  (h) certificates or other documents evidencing the transfer of the Seller JV Interest to Buyer including; without limitation, all instruments and approvals necessary to substitute Buyer as a member in Seller JV with all of the rights and privileges that Seller has with respect to its membership interest in Seller JV immediately prior to the Closing;

                  (i) landlord estoppel certificates with respect to the IDB Lease, and all required consents under the IDB Lease;

                  (j) the Transition Services Agreement;

                  (k) the Chip Supply Agreement;

                  (l) the Option Agreement;

                  (m) the Maplesville Agreement;

                  (n) the Headquarters Lease;

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

                  (o) the Rooster Bridge Lease;

                  (p) owner's affidavits (in customary form) reasonably necessary to enable Buyer to obtain any title insurance policies;

                  (q) an instrument granting the easement or other instrument contemplated by Section 5.20; and

                  (r) all other documents required to be entered into by Seller pursuant to this Agreement or reasonably requested by Buyer to convey the Assets and the Business to Buyer or to otherwise consummate the transactions contemplated hereby.

      Section 9.3. DOCUMENTS TO BE DELIVERED BY BUYER. At the Closing, Buyer shall deliver to Seller the following:

                  (a) the Purchase Price, as adjusted in accordance with Article II;

                  (b) documents evidencing the assignment and assumption of the Assumed Contracts and of any liabilities and obligations assumed by Buyer pursuant to Sections 6.7(c) hereof, the acceptance of assignable Permits, and the assumption of the Assumed Liabilities;

                  (c) a copy of the resolutions of the board of directors or member of each Buyer Party authorizing the execution, delivery and performance of this Agreement by such Buyer Party, and a certificate of its secretary or assistant secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                  (d) a certificate, dated the Closing Date executed by the President and Chief Financial Officer of each Buyer Party certifying to the fulfillment of the conditions specified in Section 8.3(a) and 8.3(b); and

                  (e) the Transition Services Agreement;

                  (f) the Chip Supply Agreement;

                  (g) the Option Agreement;

                  (h) the Maplesville Agreement;

                  (i) the Headquarters Lease; and

                  (j) the Rooster Bridge Lease.

                                   ARTICLE X.

                                 INDEMNIFICATION

      Section 10.1. INDEMNIFICATION OBLIGATIONS OF SELLER. From and after the Closing Date, subject to the terms and conditions hereof, Seller shall indemnify, defend and hold harmless the

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Buyer Parties from, against and in respect of any and all claims, debts, payments, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred, including, without limitation, consequential damages, diminution in value, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses (collectively, "Covered Liabilities") of either of the Buyer Parties or their subsidiaries and Affiliates, each of their respective officers, directors, employees, agents, shareholders and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Buyer Indemnified Parties") arising out of or relating to:

                  (a) any Excluded Liability;

                  (b) any breach or inaccuracy of any representation or warranty made by Seller in this Agreement (such breach or inaccuracy to be determined as to the representations and warranties set forth in Sections 3.4, 3.12 and 3.14 giving no regard to any materiality qualifier (including, without limitation, any qualification or reference as to material, materiality or Material Adverse Effect) included in such representation or warranty);

                  (c) any breach of any covenant, agreement or undertaking made by Seller in this Agreement;

                  (d) the non-compliance with any bulk transfer Law (other than claims with respect to Assumed Liabilities); or

                  (e) Pre-existing Environmental Conditions (hereinafter defined).

"Pre-existing Environmental Conditions" shall mean: (i) Hazardous Materials present at, or released at or from, the Real Property prior to Closing; (ii) any leaching, leaking, or migrating of such Hazardous Materials, at any time (whether prior to or after Closing) and anywhere, whether or not such Hazardous Materials become commingled with other Hazardous Materials; (iii) any disposal prior to Closing of Hazardous Materials by Seller or Seller JV or otherwise from the Real Property; (iv) environmental conditions and claims and violations under Environmental Laws arising from or in connection with the operation of, or the failure to properly operate, the Real Property or the Assets prior to Closing, including any continuation of any such condition, claim or violation after the Closing; and (v) claims or violations with respect to environmental matters pursuant to (A) any consent agreement, consent order, or consent decree with any Authority or other persons relating to or affecting the Real Property or the Assets and existing as of the Closing Date or (B) any judicial order, judgment, writ, injunction, or decree of any federal, state, or municipal court or other Authority or any administrative order of any Authority with respect to environmental matters and relating to or affecting the Real Property or the Assets and existing as of the Closing Date.

      The Covered Liabilities of the Buyer Indemnified Parties described in this
Section 10.1 as to which the Buyer Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Buyer Losses."

      Section 10.2. INDEMNIFICATION OBLIGATIONS OF THE BUYER PARTIES. From and after the Closing Date, subject to the terms and conditions hereof, the Buyer Parties, jointly and severally, shall indemnify and hold harmless Seller from, against and in respect of any and all Covered

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

Liabilities of Seller or its subsidiaries and Affiliates, each of their respective officers, directors, employees, agents, shareholders and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties") arising out of or relating to:

                  (a) any Assumed Liability;

                  (b) any breach or inaccuracy of any representation or warranty made by the Buyer Parties in this Agreement (such breach or inaccuracy to be determined as to all representations and warranties giving no regard to any materiality qualifier (including, without limitation, any qualification or reference as to material, materiality or Material Adverse Effect) included in such representation or warranty); or

                  (c) any breach of any covenant, agreement or undertaking made by the Buyer Parties in this Agreement.

      The Covered Liabilities of the Seller Indemnified Parties described in this Section 10.2 as to which the Seller Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Seller Losses."

      Section 10.3. INDEMNIFICATION PROCEDURE.

                  (a) As promptly as practicable after receipt by a Buyer Party or Seller (hereinafter collectively referred to as an "Indemnified Party") of notice of any complaint or the commencement of any action or proceeding or such Indemnified Party otherwise becoming aware of an obligation or matter with respect to which such Indemnified Party may be entitled to indemnification for any Buyer Losses or Seller Losses (as the case may be), but in any event within thirty (30) days of such complaint or of the commencement of such action or proceeding, such Indemnified Party shall notify Buyer Parties or Seller, whoever is the appropriate indemnifying party hereunder (the "Indemnifying Party") in writing; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability for such claim arising otherwise than under this Agreement and such failure to so notify the Indemnifying Party shall relieve the Indemnifying Party promptly or within such 30-day period from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in such Indemnifying Party being materially prejudiced as a result thereof. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within thirty (30) days thereafter, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel (including separate counsel for any Seller Indemnified Parties or Buyer Indemnified Parties, as applicable, if such parties have sufficiently differing or conflicting interest in such proceeding so as to make representation by counsel to the other Seller Indemnified Parties or Buyer Indemnified Parties, as applicable, inappropriate in the circumstances). In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 30-day period, then such Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such

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

counsel as incurred. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such action. Notwithstanding anything to the contrary contained herein, whether or not an Indemnifying Party assumes the defense of any claim hereunder shall not constitute a presumption or admission with respect to whether the losses related to such claim are, in fact, subject to indemnification hereunder.

                  (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 10.3(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim, including any liability to such Indemnifying Party and anyone claiming liability on behalf of such Indemnifying Party, and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnifying Party or any of the Indemnifying Party's respective Affiliates. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's respective Affiliates.

                  (c) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement (other than a third party claim), such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five business days of the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder. Thereafter, the Indemnifying Party shall promptly pay the Indemnified Party any additional amount due under this Article X. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond required to stay execution of the judgment pending appeal.

                  (d) Upon judgment, determination, settlement or compromise of any third party claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other claims of the Indemnified Party with respect thereto, unless in the case of a judgment an

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

appeal is made from the judgment. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party claim.

      Section 10.4. CLAIMS PERIOD. For purposes of this Agreement, a "Claims Period" shall be the period after the Closing Date during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party. The Claims Periods under this Agreement shall commence on the Closing Date and shall terminate as follows:

                  (a) with respect to Buyer Losses arising under Section 10.1(b) with respect to any breach or inaccuracy of any representation or warranty in Sections 3.1, 3.2, 3.3, 3.5 or 3.21 (collectively, the "Seller Surviving Representations") or under Sections 10.1(a), 10.1(c), 10.1(d) or 10.1(e), the Claims Period shall continue indefinitely and shall not be limited;

                  (b) with respect to Buyer Losses arising under Section 10.1(b) with respect to any breach or inaccuracy of any representation or warranty in
Section 3.12, the Claims Period shall terminate on the first date that the underlying Tax obligation is barred by the applicable period of limitation under federal and state Laws relating thereto (as such period may be extended by waiver);

                  (c) with respect to Buyer Losses arising under Section 10.1(b) with respect to any breach or inaccuracy of any representation or warranty in
Section 3.17, the Claims Period shall terminate on the date that is five (5) years after the Closing Date;

                  (d) with respect to Seller Losses arising under Section 10.2(b) with respect to any breach or inaccuracy of any representation or warranty in Section 4.1, 4.2, 4.3 or 4.4 or under Sections 10.2(a) or 10.2(c), the Claims Period shall continue indefinitely and shall not be limited; and

                  (e) with respect to all other Buyer Losses or Seller Losses arising under this Agreement, the Claims Period shall terminate on the date that is two (2) years and six (6) months after the Closing Date.

Notwithstanding the foregoing, if prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified as provided hereunder of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof. If any act, omission, disclosure or failure to disclosure shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

      Section 10.5. INDEMNIFICATION BASKET AND CAP. Notwithstanding anything to the contrary set forth herein:

                  (a) Seller shall only be liable for Buyer Losses arising under Sections 10.1(b), 10.1(c) and 10.1(e) to the extent that any such Buyer Losses exceed, in the aggregate,

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

Ten Million Dollars ($10,000,000) (the "Seller Basket") and such liability shall be only for amounts in excess of the Seller Basket; provided, however, that the Seller Basket shall not apply with respect to Buyer Losses arising from (i) the breach or inaccuracy of any Seller Surviving Representations, (ii) the breach or inaccuracy of any representation, warranty, covenant, agreement or undertaking made by Seller in this Agreement to the extent that such breach or inaccuracy is willful or arises out of or results from the gross negligence of Seller, or
(iii) the breach of the covenants of Seller set forth in Section 1.1, 1.4, 1.5, 1.6, 2.2, 2.3, 2.4, 2.5, 2.6, 2.7 2.8, 5.1(b), 5.1(g), 5.1(h), 5.1(i), 5.1(s),
5.1(t), 5.1(u) 5.2, 5.4, 5.7, 5.8, 5.13, 5.14, 5.15, 5.16, 5.20, 5.21, 5.22,
6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 7.2, 7.3 and 12.5
(collectively, the "Seller Excepted Provisions");

                  (b) the total aggregate amount of the liability of the Seller for Buyer Losses arising under Sections 10.1(b), 10.1(c) and 10.1(e) shall be limited to Two Hundred Million Dollars ($200,000,000) (the "Indemnity Cap"); provided, however, that the Indemnity Cap shall not apply to any claim arising out of (i) the breach or inaccuracy in any representation, warranty, covenant, agreement or undertaking of Seller in this Agreement to the extent such breach is willful or arises out of or results from the gross negligence of Seller, (ii) the breach or inaccuracy of any Seller Surviving Representation, or (iii) the breach of any Seller Excepted Provision;

                  (c) Buyer shall only be liable for Seller Losses arising under Sections 10.2(b) and 10.2(c) to the extent that any such Seller Losses exceed, in the aggregate, Ten Million Dollars ($10,000,000) (the "Buyer Basket") and such liability shall be only for amounts in excess of the Buyer Basket; provided, however, that the Buyer Basket shall not apply with respect to Seller Losses arising out of (i) the breach or inaccuracy of any representation, warranty, covenant, agreement or undertaking made by Buyer in this Agreement to the extent that such breach or inaccuracy is willful or arises out of or results from the gross negligence of Buyer; or (ii) the breach of any Seller Excepted Provision; provided, further, that the Buyer Basket shall not limit Buyer's obligation to pay the Termination Fee if due and payable pursuant to Section 11.3; and

                  (d) any costs or expenses incurred by an Indemnified Party in enforcing its rights to indemnification against an Indemnifying Party or any costs or expenses incurred by an Indemnifying Party in investigating or defending a claim against one or more Indemnified Parties as required hereunder shall not be subject to the limitations set forth in Section 10.5.(a) or 10.5(c).

      Section 10.6. INDEMNIFICATION LIMITS

                  (a) CALCULATION. In calculating amounts payable to an Indemnified Party, the amount of the Buyer Losses or Seller Losses (i) shall not be duplicative of any other loss for which an indemnification claim has been made; (ii) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy with respect to such loss and net of any recovery under any guarantee, warranty, indemnity or similar right in favor of Buyer; (iii) shall include interest from the date of such Buyer Loss or Seller Loss at the Agreed Rate; and (iv) shall be adjusted to take into account any Tax Benefit actually saved or recovered by the Indemnified Party relating to the Buyer Loss or Seller Loss (as applicable) and any Taxes payable by the Indemnified Party relating to the Buyer Loss or Seller Loss (as applicable). For purposes hereof, "Tax Benefit" means the net Tax savings attributable to such Buyer Loss or Seller Loss and actually realized or recovered by an Indemnified Party at the time a claim is settled or otherwise finally resolved under Article X hereof or the net Tax savings attributable to such Buyer Loss or Seller Loss and actually realized or received after taking into consideration the assessed taxes of such Indemnified Party for the taxable year in which a claim is settled or otherwise finally resolved under Article X hereof as a result of any relief, allowance, deduction, credit or right to repayment of Taxes after taking into consideration all costs and expenses incurred in obtaining such Tax savings, including, without limitation, all benefits which may be lost for any taxable year as a result of obtaining such Tax savings. If any Buyer Loss or Seller Loss subject to indemnification is payable hereunder by the Indemnifying Party prior to the time any Tax Benefit is realized, the Indemnifying Party shall pay such loss in its entirety and the Indemnified Party shall thereafter return any portion of such payment that constitutes a Tax Benefit actually realized, if and when such Tax Benefit is realized.

                  (b) NO PUNITIVE DAMAGES; CONSEQUENTIAL DAMAGES RECOVERABLE FOR CERTAIN BREACHES.

                        (1) Notwithstanding anything to the contrary set forth herein, no Indemnified Party shall be entitled to indemnification pursuant to this Article X or otherwise for any punitive damages arising out of or resulting from this Agreement (other than punitive damages paid or payable by an Indemnified Party to a third party for which such Indemnified Party shall be entitled to make a claim for indemnification pursuant to Section 10.1 or 10.2, as applicable).

                        (2) Except as provided in this Section 10.6(b) and
Section 11.3, no Indemnified Party shall be entitled to indemnification pursuant to this Article X or otherwise for any special or consequential damages (which may include, if applicable in the particular case, diminution in value damages based upon a multiple of earnings) ("Consequential Damages") arising out of or resulting from this Agreement (other than any Consequential Damages paid or payable by an Indemnified Party to a third party for which such Indemnified Party shall be entitled to make a claim for indemnification pursuant to Section
10.1 or 10.2, as applicable).

                        (3) An Indemnified Party shall be entitled to make an indemnification claim pursuant to Section 10.1 or 10.2 for all Buyer Losses or Seller Losses, as applicable, including all Consequential Damages arising out of or resulting from a breach or inaccuracy of any representation, warranty, covenant, agreement or undertaking in this Agreement that is willful or that arises out of or results from the gross negligence of the Indemnifying Party.

                        (4) In the event that Buyer is entitled to indemnification from Seller pursuant to Section 10.1(b) for Buyer Losses resulting from a breach by Seller of Section 3.6 (a "Section 3.6 Breach"), Buyer shall be entitled to make an indemnification claim for all Buyer Losses resulting from such Section 3.6 Breach, including Consequential Damages; provided that Buyer shall not be entitled to recover Consequential Damages (and Seller shall not be liable for such Consequential Damages) for a Section 3.6 Breach to the extent that such breach arises out of or results from the Seller's methodology for the allocation of corporate overhead expenses to the Combined Business for the fiscal periods and in the manner set forth on Schedule 10.6(b)(iv) (the "Allocations"). Buyer acknowledges that it has reviewed the Allocations and had an opportunity to ask questions of Seller with respect to the Allocations and related information. To the extent that a Section 3.6 Breach relates to the existence or the amount of any corporate overhead (as opposed to the allocation of the corporate overhead to the Combined Business as reflected on Schedule 10.6(b)(iv)) (e.g., corporate human resources expense of the Seller is materially understated), then Buyer shall be entitled to make an indemnification claim for Consequential Damages resulting from such Section 3.6 Breach.

                        (5) For avoidance of doubt, the parties acknowledge that Seller's liability under Section 10.1(b) for a Section 3.6 Breach shall be subject to Sections 10.5(a) and (b).

      Section 10.7. OTHER MATTERS.

                  (a) The parties hereby agree that their sole and exclusive remedy after the Closing with respect to any and all claims for breach of any representation, warranty, covenant or undertaking in this Agreement or in respect of the sale of the Assets and the Business shall be pursuant to the indemnification provisions set forth in this Article X; provided, however, that the foregoing exclusivity provision and the exclusivity provision set forth in
Section 10.7(b) shall in no way limit any party's right to (i) pursue any available remedy at law or in equity with respect to any breach of this Agreement by any other party hereto if such breach is willful or arises out of or results from the gross negligence of the breaching party; (ii) seek specific performance or any other equitable relief or (iii) pursue any available remedy arising out of the breach of any Seller Ancillary Documents or Buyer Ancillary Documents.

                  (b)

                        (1) Buyer's sole and exclusive right to indemnification under this Agreement for Buyer Losses with respect to Pre-existing Environmental Conditions shall be, at Buyer's election, an indemnification claim pursuant to either Section 10.1(e) or, if applicable, Section 10.1(b).

                        (2) If a Buyer Indemnified Party makes a claim for indemnity under Section 10.1(b) for a breach of warranty in Section 3.17 or under Section 10.1(e) regarding Buyer Losses and such Buyer Losses involve remedial action on the Real Property, Seller shall not be required to indemnify Buyer Indemnified Parties with respect to any cost of any specific remedial action for which the indemnity is sought to the extent that such remedial action is not commercially reasonable for the continuing industrial use of the Real Property, consistent with the protection of persons, property or the environment to comply with applicable Environmental Laws. If a Buyer Indemnified Party makes a claim for indemnity under Section 10.1(b) for a breach of warranty in Section
3.17 or under Section 10.1(e) regarding a Buyer Loss concerning the operation of Assets or the Real Property which involves a violation of Environmental Law or a violation of an Environmental Permit (other than with respect to remedial action on the Real Property), Seller shall not be required to indemnify Buyer Indemnified Parties with respect to any cost of any specific action taken to correct the violation of Environmental Law or the violation of the Environmental Permits for which indemnity is sought to the extent such action is not commercially reasonable for compliance with Environmental Laws or Environmental Permits to operate the Assets or the Real Property in accordance with their existing capacities. Buyer's failure to satisfy the standard of this
Section 10.7(b)(ii) with respect to any remedial or corrective action shall not preclude Buyer from recovering those costs of a remedial or corrective action that would have complied with the standards of this Section 10.7(b)(ii) had the Buyer Indemnified Party pursued such remedial or corrective action. Buyer shall keep Seller informed as to any remedial action Buyer intends to take regarding a Pre-existing Environmental Condition for which Buyer may seek indemnity from Seller, as reasonably requested by Seller. Seller shall be permitted (A) to participate, at its expense, in meetings with Authorities or other claimants concerning such Pre-existing Environmental Condition on the Real Property, and Buyer shall provide Seller with reasonable advance notice of any such meetings,
(B) to review in advance and provide comments to Buyer on any documents or other materials that Buyer proposes to submit to any Authority or other claimant concerning such Pre-existing Environmental Condition on the Real Property; and
(C) upon reasonable notice to Buyer, to have reasonable access during normal business hours to the affected portion of the Real Property to view such Pre-existing Environmental Condition and any remedial action taken as to such Pre-existing Environmental Condition. This Section 10.7(b) shall not limit any rights of Seller or Buyer under Section 10.3.

                  (c) Notwithstanding anything to the contrary contained in this
Article X, to the extent that the individuals set forth on Schedule 10.7(c) hereof have, as of the date hereof, actual knowledge of facts that such person knows constitute a breach by Seller of any of Seller's representations or warranties contained in this Agreement, then such facts cannot be asserted by Buyer as a basis for indemnification under this Article X relating to such known breach of such representation or warranty of Seller. For purposes of this
Section 10.7(c), the terms "actual knowledge" and "knows" means the actual and current awareness by such persons of such matters, and such terms do not mean or include any form of constructive knowledge or refer to any information such persons should have known. The parties agree and acknowledge that Buyer has no affirmative obligation to undertake any investigation with respect to the Combined Business, the Real Property, the Assets or as to ay other matter, and it shall not be a defense to any claim by Buyer hereunder that Buyer failed to discover any particular fact or circumstances or failed to undertake any particular investigation or inquiry.

      Section 10.8. TREATMENT OF INDEMNIFICATION PAYMENTS. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price unless otherwise required by applicable law.

      Section 10.9. NO WAIVER. The Closing of the transactions contemplated by this Agreement shall not constitute a waiver by any Indemnified Party of its rights to indemnification hereunder, regardless of whether the Indemnified Party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be "material."

                                   ARTICLE XI.

                                   TERMINATION

      Section 11.1. TERMINATION. This Agreement may be terminated at any time before the Closing:

                  (a) by mutual written consent of the parties hereto;

                  (b) by either Seller or the Buyer Parties, if there has been a material breach on the part of the other of a material representation, warranty or agreement contained herein which remains uncured for thirty (30) days after notice of such breach is given by the non-breaching party; provided, however, that if such breach cannot reasonably be cured within thirty (30) days and the breaching party is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 11.1(b) until such time as is 90 days following such notice or, if shorter, for such period during which such breaching party shall continue to diligently seek to cure such breach during such ninety (90) day period;

                  (c) by either Seller or the Buyer Parties, if any condition specified in Article VIII, becomes incapable of being satisfied, provided that the terminating party shall not have caused the failure of such condition by such party's breach of any covenant or agreement contained herein;

                  (d) by either Seller or the Buyer Parties, if any Authority shall have issued an order, decree or ruling or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or other action shall have become final and nonappealable; provided, however, that in the event that such ruling, order or injunction or other action has been entered, the party seeking to terminate this Agreement pursuant to this Section 11.1(d) shall have used its commercially reasonable efforts to remove such injunction, order or decree, in all material respects in accordance with Section 5.4 hereof; or

                  (e) by Seller or the Buyer Parties if the Closing has not occurred by sixty (60) days after the date of this Agreement (the "Cut-Off Date"); provided, however, that such sixty (60) day period may be extended for up to an additional thirty (30) days (i) by Buyer, by written notice to Seller, if Buyer requires additional time to complete its financing of the transaction, or (ii) by Buyer or Seller, by written notice to the other party, if the HSR waiting period (including any extension thereof) will not expire within the initial sixty (60) day period, provided, however, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement caused or resulted in the failure of the transaction to have been consummated on or before such date. Notwithstanding the foregoing, if the Closing has not occurred by the Cut-Off Date (as the same may be extended as set forth above, such extended date, the "Extended Cut-Off Date") as a result of the closing condition in
Section 8.1(a) not being satisfied as of such date (unless such closing condition is not satisfied as the result of the entry of a final, non-appealable order permanently enjoining the transactions contemplated hereby), then Buyer and Seller shall have the option of extending the Cut-Off Date or Extended Cut-Off Date, as applicable, for up to an additional 30 days; provided that if the Cut-Off Date or Extended Cut-Off Date is so extended then the Closing shall be consummated within ten (10) business days after the closing condition in Section 8.1(a) is satisfied or waived by the parties hereto. Seller will provide to Buyer prior to each Cut-Off Date or Extended Cut-Off Date with a description of all Customer Disruptions known to Seller occurring between the date of this Agreement and such Cut-Off Date or Extended Cut-Off Date, as applicable (the "Customer Disruption Statement"). For this purpose, a "Customer Disruption" means any loss of a customer of the Combined Business or reduction in business from such customer or adverse change in pricing to such customer or notice from such customer that it intends to offer any business with Seller or Seller JV to other suppliers for bids or other similar adverse development with respect to such customer. Notwithstanding anything to the contrary here, if Buyer elects to extend the Cut-Off Date or the Extended Cut-Off Date pursuant to this Section 11.1(e), Buyer shall not be entitled to claim for any purpose under this Agreement that a Material Adverse Effect has occurred based in whole or in part on any Customer Disruption described in the Customer Disruption Statement or, unless such breach is willful or arises out of or results from the gross negligence of Seller, to assert that Seller is in breach of any representation, warranty, covenant, agreement or undertaking under this Agreement as a result of any such Customer Disruption.

      Section 11.2. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become of no further force and effect, the transactions contemplated hereby shall be abandoned without further action by the parties hereto; provided, however, that such termination shall not relieve any party hereto of any liability for breach of this Agreement prior to the date of the termination; and provided, further, that in connection with any such termination each party shall be and shall remain liable to pay such expenses and amounts as are required of it pursuant to Section 2.5 hereof, and to comply with the confidentiality provisions of Section 5.2. Notwithstanding the foregoing, if this Agreement is terminated prior to Closing in accordance with Section 11.1, no party shall be liable for any special, indirect or consequential damages for any breach of this Agreement prior to the date of termination unless such breach was willful or arose out of or resulted from the gross negligence of the breaching party.

      Section 11.3. TERMINATION FEE. If all of the conditions of Buyer's obligations to close set forth in Sections 8.1 and 8.2 are fully satisfied and Buyer is unable or unwilling to acquire the Assets at the Closing and such failure to close constitutes a breach by Buyer of its obligations under this Agreement (including, without limitation, Buyer's inability to close due to its failure to secure financing for the acquisition of the Assets), then Buyer or Seller may terminate this Agreement upon written notice to the other and upon such termination, Buyer shall pay to Seller, as liquidated damages for the loss of the transaction, an aggregate termination fee of Sixteen Million Two Hundred Thousand Dollars ($16,200,000) (the "Termination Fee") payable in cash with two
(2) business days after the effective date of termination of this Agreement, and, notwithstanding anything in Article X to the contrary, the Termination Fee shall be Seller's sole and exclusive remedy and upon payment in full of the Termination Fee in accordance with this Section 11.3, Seller shall not have any right to any other damages or to any equitable relief, including specific performance under this Agreement or otherwise.

                                  ARTICLE XII.

                            MISCELLANEOUS PROVISIONS

      Section 12.1. NOTICES. All notices, communications and deliveries hereunder shall be made in writing signed by the party making the same, and shall be delivered personally or by telecopy transmission (with original to follow by national overnight courier service) or sent by registered or certified mail or by any national overnight courier service (with postage and other fees prepaid) as follows:

      To Buyer Parties:

      Rock-Tenn Company
      Rock-Tenn Packaging and Paperboard, LLC
      504 Thrasher Street, N.W.
      Norcross, GA 30071-1967
      Attn: Chief Financial Officer
      Telecopy No.: 770-263-3582

      with a copy to:

      Rock-Tenn Company
      Rock-Tenn Packaging and Paperboard, LLC
      504 Thrasher Street, NW
      Norcross, GA 30071-1967
      Attn: General Counsel
      Telecopy No.: 770-263-3582

      and to:

      Rogers & Hardin LLP
      2700 International Tower
      229 Peachtree Street, NE
      Atlanta, GA 30303
      Attn: Alan C. Leet
      Telecopy No.: (404) 525-2224

      To Seller:

      Gulf States Paper Corporation
      1400 Jack Warner Parkway, NE
      Tuscaloosa, AL 35404-8999
      Attn: Chief Financial Officer
      Telecopy No.: (205) 562-5010

      with a copy to:

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

      Gulf States Paper Corporation
      1400 Jack Warner Parkway, NE
      Tuscaloosa, AL 35404-8999
      Attn: General Counsel
      Telecopy No.: (205) 562-5418

      with a copy to:

      King & Spalding LLP
      191 Peachtree Street
      Atlanta, GA 30303
      Attn: John D. Capers, Jr.
      Telecopy No.: (404) 572-5136

      or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing.

The date of service of such notices shall be (i) the date such notice is personally delivered, (ii) upon receipt if sent by certified or registered mail,
(iii) one day after the date of delivery to the overnight courier, if sent by overnight courier, or (iv) the date the telecopy transmission is made (provided that on such date delivery is also made to an overnight courier).

      Section 12.2. AMENDMENT. This Agreement may be amended at any time but only by a written amendment executed on behalf of Seller and the Buyer Parties.

      Section 12.3. EXTENSION; WAIVER. At any time before the Closing, either Seller or the Buyer Parties may (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any misrepresentation (including an omission) or breach of a representation or warranty of the other party hereto, whether contained herein or in any Exhibit, Schedule or document delivered pursuant hereto, or (c) waive compliance of the other party hereto with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

      Section 12.4. EXHIBITS; SCHEDULES; ENTIRE AGREEMENT. All Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. This Agreement, together with the Schedules and Exhibits hereto, the Confidentiality Agreement, the confidentiality agreement dated as of April 27, 2005 between the Buyer Parties and the Seller and any other agreement expressly referenced herein embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein.

      Section 12.5. ASSIGNMENT; SUCCESSORS IN INTEREST; JOINT AND SEVERAL. No assignment or transfer by the Buyer Parties or Seller of their respective rights and obligations hereunder prior to the Closing shall be made except with the prior written consent of the other parties hereto; provided that the Buyer Parties shall be permitted to assign all or part of their rights and obligations hereunder to any Affiliate of the Buyer Parties; provided, further, that the Buyer Parties shall remain liable for its obligations hereunder notwithstanding such assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, and any reference hereto shall also be a reference to a permitted successor or assign. Buyer Parent has joined in this Agreement for the purpose of joining Buyer in making the representations and covenants of Buyer herein contained and for the purpose of being jointly and severally liable for compliance by Buyer of its obligations hereunder. The obligations of Seller under this Agreement, including, without limitation, all representations and covenants of Seller, shall be the joint and several obligation of Seller Parent, Seller Sub I, Seller Sub II and Seller Sub III.

      Section 12.6. NUMBER; GENDER. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

      Section 12.7. CAPTIONS. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement, all references to Exhibits are references to Exhibits to this Agreement and all references to Schedules are references to Schedules to this Agreement.

      Section 12.8. CONTROLLING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of North Carolina without reference to choice of law rules thereof.

      Section 12.9. SELLER KNOWLEDGE. As used in this Agreement, the terms "the knowledge of Seller," or words of similar import used herein with respect to Seller shall mean the actual knowledge of the individuals listed on Schedule
12.9 after reasonable inquiry.

      Section 12.10. SEVERABILITY. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, the parties hereto waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

      Section 12.11. FACSIMILE SIGNATURE; COUNTERPARTS. This Agreement may be executed by facsimile signature and in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

      Section 12.12. THIRD-PARTY BENEFICIARIES. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, and their successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

      Section 12.13. NO PRESUMPTION AGAINST DRAFTER. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

      Section 12.14. CONSENT TO JURISDICTION, ETC. Each party hereby irrevocably agrees that any legal dispute shall be brought only in, and shall be subject to the exclusive jurisdiction of, the federal courts located in Charlotte, North Carolina in the United States District Court for the Western District of North Carolina, Charlotte Division or, if such court does not have subject matter jurisdiction then such legal dispute shall be brought in the Superior Court of the State of North Carolina in Mecklenburg County (and the parties agree to seek an assignment of any such case to the North Carolina Business Court), and each party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocable waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a legal dispute that is filed in accordance with this Section 12.14 is pending before a court, all actions, suits or proceedings with respect to such legal dispute or any other legal dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (a) such party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party's property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 12.14 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

      IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date and year first above written.

                                 ROCK-TENN COMPANY

                                 By: /s/ James A. Rubright
                                 Name: James A Rubright
                                 Title: Chief Executive Officer

                                 ROCK-TENN PACKAGING AND PAPERBOARD, LLC

                                 By: /s/ James A. Rubright
                                 Name: James A. Rubright
                                 Title: Chief Executive Officer

                                 GULF STATES PAPER CORPORATION

                                 By: /s/ Robert A. Barrett
                                 Name: Robert A. Barrett
                                 Title: Vice President

                                 GSPC ENTERPRISES, INC.

                                 By: /s/ Robert A. Barrett
                                 Name: Robert A. Barrett
                                 Title: Vice President

                                 GULF STATES-TEXAS, L.L.C.

                                 By: GSPC ENTERPRISES, INC., its sole member

                                 By: /s/ Robert A. Barrett
                                 Name: Robert A. Barrett
                                 Title: Vice President

                                 GULF STATES-TEXAS, L.P.

                                 By: GSPC ENTERPRISES, INC., its general partner
                                 By: /s/ Robert A. Barrett
                                 Name: Robert A. Barrett
                                 Title: Vice President

                                 DEFINED TERMS

                             A

Acquisition Proposal...............................     41
Actions............................................      6
actual knowledge...................................     70
Affiliates.........................................      4
Agreed Rate........................................      9
Agreement..........................................      1
Allocations........................................     68
Antitrust Laws.....................................     45
AR Bad Debt Reserve................................     13
Arbitrator.........................................     10
Assets.............................................      1
Associate..........................................     34
Assumed Contracts..................................      2
Assumed Liabilities................................      5
Authority..........................................     24

                             B

Bond Documents.....................................     20
Bonds..............................................      3
Buyer..............................................      1
Buyer Ancillary Documents..........................     36
Buyer Basket.......................................     67
Buyer Indemnified Parties..........................     62
Buyer Losses.......................................     63
Buyer Parent.......................................      1
Buyer Parties......................................      1

                             C

Carve Out Audited Financial Statements.............     21
Chip Mill Lease....................................     19
Chip Supply Agreement..............................     47
Claims Period......................................     65
Closing............................................     60
Closing Date.......................................     60
COBRA..............................................     53
Combined Business..................................     21
Condemnation Proceedings...........................     44
Confidential Information...........................     56
Confidentiality Agreement..........................     40
Consolidated Net Worth.............................     50
Control............................................     34
Controlled.........................................     34
Controlling........................................     34
Core Division......................................     35
Covered Liabilities................................     62
Current Assets.....................................      8
Current Liabilities................................      8

                             D

Divisional Accounting Policies.....................      8

                             E

Employees..........................................     27
Environmental Laws.................................     33
Environmental Permits..............................     31
ERISA..............................................     27
Excluded Assets....................................      4
Excluded Current Liability.........................      8
Excluded Inventory.................................     11
Excluded Liabilities...............................      6
Excluded Mill Property.............................     48

                             F

Fee Parcels........................................      2
Final Working Capital Schedule.....................     10
Financial Statements...............................     21

                             H

Hazardous Materials................................     33
Hazelton Lien......................................     17
Headquarters Lease.................................     51
HSR Act............................................     11

                             I

IDB Lease..........................................      2
IDB Leasehold Parcel...............................      2
Improvements.......................................     17
Indemnified Party..................................     64
Indemnifying Party.................................     64
Indemnity Cap......................................     67
Intellectual Property..............................     33
Interim Financial Statements.......................     21
Inventory..........................................      2
IRS................................................     26

                             J

JV Agreement.......................................     16

                             K

knows..............................................     70

                             L

Labor Agreement....................................     54
Law................................................     24
Leasehold Parcels..................................      2
Licensed Intellectual Property.....................     33

                             M

Maplesville Agreement..............................     50
Maplesville Facility...............................      2
Material Adverse Effect............................     23
Material Contracts.................................     24
MD&A...............................................     46

                             N

Net Working Capital................................      8
New Employees......................................     51
NLRB...............................................     29
Non-Business Employee..............................     52
NonMonetary Encumbrances...........................     16

                             O

OFCCP..............................................     30
Option Agreement...................................     50
OSHA...............................................     30
Ownership Period...................................     31

                             P

Pension Plan.......................................     27
Permits............................................     24
Permitted Encumbrances.............................     17
Person.............................................     34
Pre-Closing Capital Expenditures...................     14
Pre-existing Date Environmental Conditions.........     63
Preliminary Working Capital Schedule...............     10
Prohibited Transaction.............................     50
Proprietary Intellectual Property..................     33
Purchase Price.....................................      8

                             Q

Qualified Plans....................................     27
Quarterly Financial Statements.....................     47

                             R

Real Property......................................     16
Real Property Laws.................................     18
Related Persons....................................     27
Relocation Agreement...............................     51
Restriction........................................     17
Rooster Bridge Lease...............................     51

                             S

Schedule Update....................................     36
Seller.............................................      1
Seller Agents......................................     42
Seller Ancillary Documents.........................     14
Seller Basket......................................     66
Seller Indemnified Parties.........................     63
Seller JV..........................................      1
Seller JV Fee Parcel...............................     16
Seller JV Interest.................................      1
Seller JV Leased Parcels...........................     16
Seller JV Leases...................................     16
Seller JV Personal Property........................     19
Seller JV Plan.....................................     27
Seller Losses......................................     64
Seller Opinion.....................................     59
Seller Parent......................................      1
Seller Real Property...............................      2
Seller Sub I.......................................      1
Seller Sub II......................................      1
Seller Surviving Representations...................     66
Seller's Corporate Offices.........................     16
Specialty Division.................................     35
Standard Procedure.................................     53

                             T

Tangible Personal Property.........................      2
Target Working Capital.............................      8
Tax................................................     26
Tax Benefit........................................     67
Tax Return.........................................     26
Taxes..............................................     26
Termination Fee....................................     72
the knowledge of Seller............................     75
Title/Survey Objection.............................     43
Trade Secrets......................................     56
Transition Services Agreement......................     45

                             W

WARN Act...........................................     30
WARN Act Liabilities...............................     56
Working Capital Deficit............................      8
Working Capital Surplus............................      8

                                 AMENDMENT NO. 1
                                TO ASSET PURCHASE
                                   AGREEMENT

            THIS AMENDMENT NO. 1 (this "Amendment"), dated as of June 5,2005, to the ASSET PURCHASE AGREEMENT (the "Asset Purchase Agreement"), dated as of April 27, 2005, between and among ROCK-TENN COMPANY, a Georgia corporation ("Buyer Parent"), ROCK-TENN PACKAGING AND PAPERBOARD, LLC, a Georgia limited liability company and a wholly-owned indirect subsidiary of Buyer Parent ("Buyer," and together with Buyer Parent, the "Buyer Parties"), and GULF STATES PAPER CORPORATION, a Delaware corporation ("Seller Parent"), GSPC ENTERPRISES, INC., a Delaware corporation, and a wholly-owned subsidiary of Seller Parent ("Seller Sub I"), GULF STATES-TEXAS, L.L.C., a Delaware limited liability company, whose member interests are wholly owned by Seller Sub I ("Seller Sub II"), GULF STATES-TEXAS, L.P., a Delaware limited partnership, whose partners are Seller Sub I and Seller Sub II ("Seller Sub III") (Seller Parent, Seller Sub I, Seller Sub II and Seller Sub III are collectively, and individually where the context so requires or permits, referred to as "Seller").

                                    RECITALS

      A. The parties have previously executed the Asset Purchase Agreement;

      B. Pursuant to Section 12.2 of the Asset Purchase Agreement, the parties may amend the Asset Purchase Agreement by a written instrument executed on behalf of Seller and the Buyer Parties; and

      C. The parties desire to amend the Asset Purchase Agreement as set forth in this Amendment.

      NOW THEREFORE, in consideration of the mutual promises contained in this Amendment, the parties agree as follows:

      1. Amendments.

      (a) The last sentence of Section 9.1 of the Asset Purchase Agreement is superseded and replaced in its entirety with the following:

            "The effective time of the Closing shall be 12:01 a.m. CDT on the Closing Date; provided, however, that the effective time of the Closing with respect to all Assets and Assumed Liabilities located at, or otherwise directly relating to, Seller's facilities in Demopolis, Alabama or Rooster Bridge, Alabama shall be 7:00 a.m. CDT on the Closing Date. The parties agree that the foregoing effective times shall be taken into account in determining (a) the rights and responsibilities of a party under this Agreement with respect to any asset, matter, obligation, or liability to the extent that such party's rights or responsibilities with respect to such asset, matter, obligation or liability are determined in reference to such asset, matter, obligation or liability being in existence or arising prior to, before, as of or on or after the Closing Date or the Closing, or words of similar import and (b) the appropriate cut-off time for the determination of Net Working Capital and the cut-off time for the determination of other accounting periods or calculations that commence, end or are determined as of the Closing Date. The parties acknowledge that the Closing will actually occur during regular business hours on the Closing Date, and hence will occur after the above-referenced "effective times." All representations and warranties of the parties (and the closing certificates of the parties pursuant to Sections 8.2(c) and 8.3(c)) that are made or delivered as of the Closing Date or the Closing, and all covenants and agreements of the parties that are in effect through and until the Closing Date or the Closing, shall be made and shall be in effect through and until the actual time of the Closing on the Closing Date, and all covenants and agreements of the parties that arise from and after the Closing Date or the Closing, shall be made and shall be in effect from and after the actual time of the Closing on the Closing Date, and in connection therewith, no party shall be relieved of its obligations to, among other things: (i) disclose any matter arising or in existence after the aforesaid "effective time" but prior to the actual time of the Closing or (ii) to perform its pre-Closing obligations and agreements pursuant to this Agreement with respect to time periods after such "effective times" through and until the time of the Closing, even if the term of such obligations or agreements expires at Closing or on the Closing Date."

                              (b) In the first sentence of Section 6.1 (b), the words "Effective as of the Closing Date," are replaced with "Effective as of the effective time of the Closing (determined in accordance with Section 9.1),".

                              (c) Disclosure Schedule 5.20 is superseded and replaced in its entirety with the schedule attached as Exhibit A hereto.

                              (d) In the Disclosure Schedules, all references to "Agreement for Lease of Real Estate, by and between Canal Chip Corporation and Maude B. Pipes, individually and as trustee under the Last Will and Testament of Sam W. Pipes, deceased, Samuel W. Pipes, IV and Prather Pipes Brooker, dated April 1,1993, assigned by Canal Chip Corporation to Gulf States Paper Corporation, September 25,2001" shall be followed by the words ", and assigned by Gulf States Paper Corporation to GSPC Enterprises, Inc.,

                              December 29,2002, and as amended on June 3, 2005."

                              (e) A new Section 5.28 is added as follows:

      Section 5.28. IDB BONDS AND IDB LEASES. As part of Buyer's obligation under Section 5.19 to cooperate with Seller in Seller's efforts to obtain Seller's release from its obligations under the IDB Leases, Buyer Parent agrees that members of its senior management will be available at a mutually convenient time following the Closing Date to join representatives of Seller to meet in person with the Demopolis Industrial Development Board, and at that meeting to cooperate with Seller in Seller's efforts to secure from such Board a full release from Seller's obligations under the IDB Leases. Buyer Parent and Seller will cooperate in efforts to schedule such a meeting with the Demopolis Industrial Development Board promptly following the Closing Date.

      2. FULL FORCE AND EFFECT. Except as expressly amended by this Amendment, the Asset Purchase Agreement remains in full force and effect.

      IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the date and year first above written.

                              ROCK-TENN COMPANY

                              By: /s/ James A. Rubright
                              Name: James A. Rubright
                              Title: Chief Executive Officer

                              ROCK-TENN PACKAGING AND PAPERBOARD, LLC

                              By: /s/ James A. Rubright
                              Name: James A. Rubright
                              Title: Chief Executive Officer

                                 GULF STATES PAPER CORPORATION

                                 By: /s/ Robert A. Barrett
                                 Name: Robert A. Barrett
                                 Title: Vice President

                                 GSPC ENTERPRISES, INC.

                                 By: /s/ Robert A. Barrett
                                 Name: Robert A. Barrett
                                 Title: Vice President

                                 GULF STATES-TEXAS, L.L.C.

                                 By: GSPC ENTERPRISES, INC., its sole member

                                 By: /s/ Robert A. Barrett
                                 Name: Robert A. Barrett
                                 Title: Vice President

                                 GULF STATES-TEXAS, L.P.

                                 By: GSPC ENTERPRISES, INC., its general partner

                                 By: /s/ Robert A. Barrett
                                 Name: Robert A. Barrett
                                 Title: Vice President